EXHIBIT 10.5

LEASE AGREEMENT

BETWEEN

LENOX DRIVE OFFICE PARK LLC,

a Delaware Limited Liability Company,

LANDLORD,

-AND-

FACTOR SYSTEMS, INC.,

a Delaware Corporation, Doing Business As “Billtrust”,

TENANT

DATED: August 28, 2017

Prepared by:
Robert A. Klausner, Esq.
Fox Rothschild LLP
49 Market Street
Morristown, New Jersey 07960

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TABLE OF CONTENTS
(continued)

Schedule A	Premises
Schedule B	Confirmation of Commencement Agreement
Schedule C	Janitorial Services
Schedule D	Finish Work
Schedule E	Rules and Regulations
Schedule F	Form of Letter of Credit
Schedule G	Green Building Standards Guidance For Potential GrowNJ Applicants
Schedule H	Affirmative Action & Prevailing Wage Addendum To Construction

Appendix I	Definitions

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LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is dated August 28, 2017 and is between LENOX DRIVE OFFICE PARK LLC, a Delaware limited liability company (“Landlord”), and FACTOR SYSTEMS, INC., a Delaware corporation, doing business as “Billtrust” (“Tenant”).

BASIC LEASE PROVISIONS

(1)	Land:	Block 5101, Lot 12 on the official tax map of Lawrence Township, New Jersey.

(2)	Building:	1009 Lenox Drive Lawrenceville, New Jersey 08648.

(3)	Premises:	75,000 rentable square feet on the first (1st) and second (2nd floors of the Building, as shown on Schedule A attached hereto.

(4)	Term:	Fifteen (15) years, six (6) months.

(5)	Estimated Commencement Date:	April 1, 2018.

(6)	Expiration Date:
11:59 p.m. on the day immediately preceding the fifteen (15) year and six (6) month anniversary of the Commencement Date (provided that, if the Term ends on a date other than the last day of a calendar month, the Term shall extend to the last day of the month in which the fifteen (15) year and six (6) month anniversary of the Commencement Date occurs), or such earlier date upon which the Term may expire or be terminated.

(7)	Basic Rent:

Period or Months of Term	Annual Rate Per Square Foot	Annual Basic Rent	Monthly Basic Rent
Commencement Date through the end of Month 12:	$30.50	$2,287,500.00	$190,625.00
Months 13 through 24:	$31.00	$2,325,000.00	$193,750.00
Months 25 through 36:	$31.50	$2,362,500.00	$196,875.00
Months 37 through 48:	$32.00	$2,400,000.00	$200,000.00
Months 49 through 60:	$32.50	$2,437,500.00	$203,125.00
Months 61 through 72:	$33.00	$2,475,000.00	$206,250.00
Months 73 through 84:	$33.50	$2,512,500.00	$209,375.00
Months 85 through 96:	$34.00	$2,550,000.00	$212,500.00
Months 97 through 108:	$34.50	$2,587,500.00	$215,625.00
Months 109 through 120:	$35.00	$2,625,000.00	$218,750.00
Months 121 through 132:	$35.50	$2,662,500.00	$221,875.00
Months 133 through 144:	$36.00	$2,700,000.00	$225,000.00
Months 145 through 156:	$36.50	$2,737,500.00	$228,125.00
Months 157 through 168:	$37.00	$2,775,000.00	$231,250.00
Months 169 through 180:	$37.50	$2,812,500.00	$234,375.00
Months 181 through 186:	$38.00	$2,850,000.00	$237,500.00

Notwithstanding the foregoing, provided that no Event of Default has occurred, the Basic Rent with respect to the period beginning on the Commencement Date and ending on the day immediately preceding the six (6) month anniversary of the Commencement Date shall be abated. For the avoidance of doubt, the rent abatement period set forth in the immediately preceding sentence shall not apply to the payment of any Additional Rent, including, without limitation, Tenant’s payment for electric service in accordance with Article 6 of this Lease.

If the Commencement Date is any day other than the first day of a calendar month, the monthly installment of Basic Rent payable by Tenant for the first partial month shall be prorated at the same rental rate payable for the first monthly installment listed above, and “Month 1” of the rent grid set forth above shall be deemed to be the first full calendar month following immediately thereafter.

(8)	Rentable Size of Building:	180,580 square feet.

(9)	Rentable Size of Premises:	75,000 square feet.

(10)	Tenant’s Proportionate Share:	41.53%.

(11)	Base Period:	Calendar year 2018.

(12)	Parking Spaces:	375 parking spaces, 360 of which shall be unassigned and 15 of which shall be marked as reserved by Tenant for Tenant’s use in front of the main entrance to the Building.

(13)	Security:	$2,725,000.00 in the form of a letter of credit pursuant to Article 28.

(14)	Permitted Use:	Executive and administrative offices and any lawfully permitted ancillary use.

(15)	Brokers:	Colliers International NJ LLC.

(16)	Enumeration of Schedules / Appendix:	Schedules A, B, C, D, E, F, G and H and Appendix I attached hereto are incorporated into this Lease.

(17)	Governing Law:	This Lease is governed by the laws of the State of New Jersey.

(18)	Landlord’s Notice Address:	Lenox Drive Office Park, LLC c/o JFR Global 2329 Nostrand Ave, Suite 200 Brooklyn, New York 11210 With a copy to: Vision Management, LLC 1009 Lenox Drive, Suite 100 Lawrenceville, New Jersey 08648

(19)	Landlord’s Address/Instructions for Payment of Rent:
By ACH/Wire transfer to:

Wells Fargo Bank, N.A.
San Francisco, CA
ABA # 121 000 248
Acct. # 4127666022
Acct. Name: Lenox Drive Office Park, LLC (Lockbox)

Lenox Drive Office Park, LLC
P.O. Box 780334
Philadelphia, PA 19178-0334

(20)	Tenant’s Notice Address:	Prior to the Commencement Date: Factor Systems, Inc. 100 American Metro Boulevard, Suite 150 Hamilton, New Jersey 08619 Attention: Ed Jordan

From and after the Commencement Date: At the Premises Attention: Ed Jordan With a copy to: Sills Cummis & Gross, PC One Riverfront Plaza Newark, New Jersey 07102 Attn: Jason L. Sobel, Esq.

ARTICLE 1
DEFINITIONS

1.1         Capitalized Terms. Capitalized terms used in this Lease but not otherwise defined have the meanings set forth in Appendix I of this Lease.

ARTICLE 2
DEMISE; TERM

2.1         Demise of Premises. Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, upon the terms and conditions set forth in this Lease, the Premises for the Term. Landlord and Tenant hereby agree that for all purposes of this Lease, the Premises contains 75,000 rentable square feet, and that neither the Premises nor the Building shall be remeasured by the parties for purposes of recalculating Basic Rent or Tenant’s Proportionate Share.

2.2          Term.

(a)          Term. The Term of this Lease will commence on the Commencement Date and end on the Expiration Date.

(b)        Commencement Date. The “Commencement Date” will be the earlier to occur of (i) the date Tenant takes occupancy of the Premises for the purposes of conducting its business, and (ii) the date that the Finish Work is Substantially Completed. Landlord shall provide to Tenant written notice that the Finish Work is Substantially Completed fifteen (15) days prior to such completion date.

(c)        Substantial Completion.  “Substantially Completed” or “Substantial Completion” means that (i) Landlord has completed the Finish Work in accordance with the Working Plans, except for (x) minor details of construction that will not unreasonably interfere with Tenant’s use of the Premises (collectively, “Punch List Items”), which Punch List Items shall be completed by Landlord as soon as reasonably possible, and (y) any part of the Finish Work that is not completed due to a Tenant Delay; and (ii) Landlord has obtained a valid temporary or permanent certificate of occupancy for the Premises or, alternatively, Landlord has completed all the Finish Work necessary to entitle Landlord to the issuance of a temporary or permanent certificate of occupancy other than any Finish Work that is not completed due to a Tenant Delay. A “Tenant Delay” will be deemed to have occurred if the completion of the Finish Work is delayed due to any act or omission by Tenant or Tenant’s Visitors, including, but not limited to, delays due to changes in or additions to the Finish Work requested by Tenant, delays in submission of information or estimates, delays in giving authorizations or approvals, delays due to the postponement of any work at the request of Tenant, or delays caused by Tenant’s performance of (or its contractors’ performance of) the Tenant’s Work, but specifically excluding any delay arising from an action or inaction of Landlord, Landlord’s employees, Landlord’s agents or any combination thereof. Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless Landlord notifies Tenant of such delay, and Tenant fails to cure such circumstances giving rise to such Tenant Delay within two (2) business days following the date Tenant obtains actual knowledge thereof.

(d)          AS IS. Tenant acknowledges that neither Landlord nor any employee, agent or representative of Landlord, except as expressly set forth in this Lease, has made any express or implied representations or warranties with respect to the physical condition of the Property, the Building or the Premises, the fitness or quality thereof or any other matter or thing whatsoever with respect to the Property, the Building or the Premises or any portion thereof, and that Tenant is not relying upon any such representation or warranty in entering into this Lease. As of the Commencement Date, the Common Areas (including the parking lot) will comply in all material respects with applicable Legal Requirements (including, but not limited to, the Americans with Disabilities Act of 1990, as amended). Tenant has inspected the Building and the Premises and is thoroughly acquainted with their respective conditions and agrees to take the same “AS IS”, except for the Finish Work which Landlord has agreed to complete pursuant to the terms of Section 2.6 of this Lease. Notwithstanding the foregoing, (i) Landlord shall deliver the Premises to Tenant with all systems and equipment servicing the Premises in good working order, regardless of whether or not those systems and equipment are located within or outside of the Premises, and (ii) Landlord shall be responsible for any latent defects in the Finish Work or in the Building or Common Areas which are not reasonably ascertainable by a thorough visual inspection upon Tenant’s taking possession of the Premises and which are discovered and reported to Landlord by the later of: (1) twelve (12) months following the Commencement Date; or (2) the date immediately prior to the expiration of any applicable warranty period offered by the contractor or material provider, as the case may be, applicable to the latent defect reported to Landlord.

2.3         Occupancy of Premises. Tenant’s occupancy of the Premises for the purpose of conducting business therein will be deemed to conclusively establish that the Finish Work is Substantially Completed and that the Premises are in satisfactory condition as of the date of such occupancy, unless, within thirty (30) days of such occupancy, Tenant delivers to Landlord a written notice specifically identifying all unsatisfactory conditions.

2.4         Commencement Date Agreement. When the Commencement Date occurs, Landlord and Tenant shall enter into an agreement in the form annexed hereto as Schedule B memorializing the Commencement Date and Expiration Date of this Lease.

2.5       Move-In Day. Tenant may move into the Premises at any time on or after the Commencement Date, upon the following terms and conditions: (i) Tenant shall notify Landlord as soon as possible as to the date and time of the scheduled move, and at least seventy-two (72) hours prior to the move date; (ii) Landlord must approve all moving arrangements in its reasonable discretion; (iii) the receiving area and service elevator are scheduled on a first-come, first-served basis; no unscheduled moves are permitted; (iv) all office moves and large deliveries, if possible, shall be scheduled for weekends or after 6:00 p.m. Monday through Friday, excluding Building Holidays; (v) Tenant and Tenant’s moving contractor shall be responsible for supplying pads to protect the elevator cab interior and the Common Areas; masonite boards or similar material shall be used to cover all floor areas through which materials are to be moved; all floor coverings must be installed in such a manner as to avoid trip hazards or other unsafe conditions; (vi) the side and rear entrances are the only Building entrances permitted for moving and delivering purposes; (vii) Tenant shall provide to Landlord a certificate of insurance from its moving contractor in the form reasonably approved by Landlord prior to the move; no moving work shall commence unless such certificates of insurance have been provided; (viii) Tenant and its moving contractor shall be responsible for any damage to the Property and the Building, its contents and appurtenances, caused by the moving contractor or by its employees or subcontractors; (ix) Tenant or Tenant’s moving contractor shall promptly report to Landlord any electrical problems or equipment breakdowns that occur during the move and may affect Building operations; (x) Tenant and its moving contractor shall be responsible for removing all trash, packing cartons and other materials associated with the move to a location reasonably approved by Landlord, which shall not interfere with other tenants of the Building; (xi) the blocking of any fire corridor, exit door, elevator, lobby, or hallway, and the parking of vehicles in fire lanes is prohibited; all improperly parked or unauthorized vehicles will be towed from the Property without notice to the owner at the owner’s expense; (xii) the employees and subcontractors of Tenant’s moving contractor shall be restricted to the areas of the move and the loading docks, and shall use the lobby level restrooms only; the discovery of any of the moving contractor’s personnel or subcontractor’s personnel in any other area of the Building or the Property will result in the suspension of the move; (xiii) additional security personnel may be required by Landlord to supervise the move, at Tenant’s expense, as long as Landlord notified Tenant no less than three (3) days prior to the move; and (xiv) prior to the commencement of any move, both Tenant and its moving contractor shall execute Landlord’s moving guidelines to evidence their respective agreement with the foregoing. If applicable, Landlord shall attempt to provide one (1) elevator for Tenant’s exclusive use during Tenant’s move. Tenant shall be responsible for any damage caused to the Premises, the Building and/or the Property by Tenant or its moving contractors.

2.6          Finish Work. Landlord shall construct the Finish Work in the manner and as provided in Schedule D attached hereto.

ARTICLE 3
BASIC RENT; ADDITIONAL RENT

3.1         Basic Rent. Tenant shall pay the Basic Rent to Landlord in lawful money of the United States of America, by ACH transfer as set forth in Paragraph (19) of the Basic Lease Provisions, in equal monthly installments, in advance without notice, on the Rent Payment Dates, commencing on the Commencement Date, except that Tenant shall pay the first installment of Basic Rent upon Tenant’s execution and delivery of this Lease. If the Commencement Date is not a Rent Payment Date, the Basic Rent for the month in which the Commencement Date occurs will be prorated and Tenant shall pay such prorated amount to Landlord on the Commencement Date.

3.2         Additional Rent. In addition to the Basic Rent, Tenant shall pay and discharge when due, as additional rent (“Additional Rent”), all other amounts, liabilities and obligations which Tenant herein agrees to pay to Landlord, together with all interest, penalties and costs which may be added thereto pursuant to the terms of this Lease.

3.3        Late Charge. If any installment of Basic Rent or Additional Rent is not paid when due, Tenant shall pay to Landlord, on demand, a late charge equal to five percent (5%) of the amount unpaid. Notwithstanding the foregoing, Tenant shall not be required to pay the foregoing late charge amount the first time Tenant is late during each twelve (12) month period (commencing from the Commencement Date) of the Term, unless Tenant has been given ten (10) days’ notice and has failed to make a payment of Basic Rent or Additional Rent within such ten (10) day period. The late charge is not intended as a penalty but is intended to compensate Landlord for the extra expense Landlord will incur to send out late notices and handle other matters resulting from the late payment. In addition, any installment or installments of Basic Rent or Additional Rent that are not paid by the date when due, and such failure continues for five (5) days after written notice thereof is delivered to Tenant, will bear interest at the lesser of: (i) four (4) percentage points over the Prime Rate, or (ii) the highest legal rate permitted by law. Any interest due as set forth in the immediately preceding sentence shall be calculated from the due date of the delinquent payment until the date of payment, which interest will be deemed Additional Rent and shall be payable by Tenant upon demand by Landlord.

3.4         Prorating Rent. If any Lease Year consists of a period of less than twelve (12) full calendar months, payments of Basic Rent and Additional Rent will be prorated on the basis of a 365-day year, unless otherwise provided.

3.5        No Abatement or Set-Off. Except as herein provided, Tenant shall pay to Landlord, at Landlord’s address for notices hereunder, or such other place as Landlord may from time to time designate in writing, without any offset, set-off, counterclaim, deduction, defense, abatement, suspension, deferment or diminution of any kind (i) the Basic Rent, without notice or demand, (ii) Additional Rent, and (iii) all other sums payable by Tenant hereunder. Except as otherwise expressly provided in this Lease, this Lease will not terminate, nor will Tenant have any right to terminate or avoid this Lease or be entitled to the abatement of any Basic Rent, Additional Rent or other sums payable hereunder or any reduction thereof, nor will the obligations and liabilities of Tenant hereunder be in any way affected for any reason. The obligations of Tenant hereunder are separate and independent covenants and agreements.

3.6         Invoices. If Landlord issues monthly or other periodic rent billing statements to Tenant, the issuance or non-issuance of such statements will not affect Tenant’s obligation to pay the Basic Rent and the Additional Rent set forth in Sections 4.3 and 5.3, all of which are due and payable on the Rent Payment Dates.

ARTICLE 4
REAL ESTATE TAXES

4.1         Taxes. Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount by which the Taxes for any Lease Year during the Term exceed the Base Taxes; provided, however, that if any special assessments may be paid in installments, Landlord may elect to pay same over the longest period allowed by law. Tenant’s Proportionate Share of the Taxes for less than a full Lease Year will be prorated.

4.2         Landlord’s Tax Statement. As soon as reasonably possible after the first day of the Lease Year following the Lease Year in which the Base Period occurs and thereafter as soon as reasonably practical after the end of each succeeding Lease Year, Landlord shall determine or estimate the amount by which the Taxes for the Lease Year in question will exceed the Base Taxes (the “Projected Taxes”) and shall submit such information to Tenant in a written statement (“Landlord’s Tax Statement”). Landlord shall use reasonable efforts to issue Landlord’s Tax Statement within one hundred twenty (120) days following the end of each Lease Year. Landlord’s failure to render Landlord’s Tax Statement for any Lease Year will not prejudice Landlord’s right to thereafter render Landlord’s Tax Statement with respect to such Lease Year or with respect to any other Lease Year, nor will the rendering of any Landlord’s Tax Statement prejudice Landlord’s right to thereafter render a revised Landlord’s Tax Statement for the applicable Lease Year. Notwithstanding the foregoing, Tenant’s obligation to render payment with regard to any such Landlord’s Tax Statement shall be subject to the provisions of Section 29.3.

4.3         Monthly Tax Payment. From and after the Commencement Date, commencing on the first Rent Payment Date following the submission of Landlord’s Tax Statement and continuing thereafter on each successive Rent Payment Date until Landlord renders the next Landlord’s Tax Statement, Tenant shall pay to Landlord on account of its obligation under Section 4.1, a sum equal to one-twelfth (1/12) of Tenant’s Proportionate Share of the Projected Taxes for such Lease Year (the “Monthly Tax Payment”). Tenant’s first Monthly Tax Payment after receipt of Landlord’s Tax Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the Lease Year which have elapsed prior to such first Monthly Tax Payment, times the Monthly Tax Payment; minus any Additional Rent already paid by Tenant on account of its obligation under Section 4.1 for such Lease Year. No more than twice during any Lease Year, Landlord may revise Landlord’s Tax Statement and adjust Tenant’s Monthly Tax Payment to reflect Landlord’s revised estimate, in which event Tenant shall pay, along with the next monthly payment due, the difference (if any) between the aggregate amount of Tenant’s Monthly Tax Payments theretofore made on account of its obligation under Section 4.1 for such Lease Year, and the amount which would have been payable by Tenant during such Lease Year had Landlord billed Tenant for the revised Monthly Tax Payment for such prior elapsed months during such Lease Year. Thereafter, Tenant shall pay the revised monthly estimate in accordance with the provisions of this Section 4.3.

4.4         Reconciliation. Landlord shall use reasonable efforts to deliver to Tenant within one hundred twenty (120) days after the end of each Lease Year, Landlord’s final determination of the amount by which the Taxes for the Lease Year in question exceed the Base Taxes and shall submit such information to Tenant in a written statement (“Landlord’s Final Tax Statement”). Each Landlord’s Final Tax Statement must reconcile the payments made by Tenant in the Lease Year in question with Tenant’s Proportionate Share of the amount by which actual Taxes imposed for the period covered thereby exceed Base Taxes. Any balance due to Landlord shall be paid by Tenant within twenty (20) days after Tenant’s receipt of Landlord’s Final Tax Statement; any surplus due to Tenant shall be applied by Landlord against the next accruing monthly installment(s) of Additional Rent due under this Article 4. If the Term has expired or has been terminated, Tenant shall pay the balance due to Landlord or, alternatively, Landlord shall refund the surplus to Tenant, whichever the case may be, within twenty (20) days after Tenant’s receipt of Landlord’s Final Tax Statement; provided, however, that if the Term terminated as a result of an Event of Default by Tenant, Landlord will have the right to retain such surplus to the extent Tenant owes Landlord any Basic Rent or Additional Rent.

4.5         Refund of Taxes. Landlord will have the right, but not the obligation, to seek to obtain a lowering of the assessed valuation of the Property. Landlord may employ whatever individuals and firms Landlord, in its sole judgment, deems necessary to undertake such endeavor. Tenant shall, at no cost to Tenant, cooperate with Landlord and its representatives in all such endeavors. If Landlord receives a refund of Taxes in respect of a Lease Year and if Tenant paid Additional Rent based on the Taxes paid prior to the refund, Landlord shall first deduct from such tax refund any expenses, including, but not limited to, attorneys’ fees and appraisal fees, incurred in obtaining such tax refund (to the extent such expenses were not already billed to Tenant as part of Taxes), and out of the remaining balance of such tax refund, Landlord shall credit Tenant’s Proportionate Share of such refund against the next accruing monthly installment(s) of Additional Rent, or if the Term has expired, Landlord shall pay to Tenant Tenant’s Proportionate Share of such refund within thirty (30) days after receipt thereof by Landlord; provided, however, that (i) if the Term terminated as a result of a default by Tenant, Landlord will have the right to retain Tenant’s Proportionate Share of the refund to the extent Tenant owes Landlord any Basic Rent or Additional Rent, and (ii) Tenant’s Proportionate Share of such refund will in no event exceed the amount of Additional Rent actually paid by Tenant on account of the Taxes for the Lease Year in question. Any expenses incurred by Landlord in contesting the validity or the amount of the assessed valuation of the Property or any Taxes, to the extent not offset by a tax refund, will, for the purpose of computing the Additional Rent due Landlord or any credit due to Tenant hereunder, be included as an item of Taxes for the tax year in which such contest is finally determined. Notwithstanding anything to the contrary contained in this Lease, Tenant will have no right to contest or appeal the validity of any Taxes or the assessed valuation of the Property.

4.6        Payment Pending Appeal. While proceedings for the reduction in assessed valuation for any year are pending, the computation and payment of Tenant’s Proportionate Share of Taxes will be based upon the original assessments for such year.

4.7       Taxes on Tenant’s Improvements. Tenant shall also pay to Landlord, upon demand, the amount of all increases in Taxes and/or all assessments or impositions made, levied or assessed against or imposed upon the Property or any part thereof which are attributable to additions or improvements (except the Finish Work) in, on or about the Premises made by or on behalf of Tenant, or which in whole or in part belong to Tenant.

4.8         Survival. In no event will any adjustment in Tenant’s obligation to pay Additional Rent under this Article 4 result in a decrease in the Basic Rent. Tenant’s obligation to pay Additional Rent, and Landlord’s obligation to credit and/or refund to Tenant any amount, pursuant to the provisions of this Article 4, will survive the Expiration Date, subject to the provisions of Section 29.3.

4.9         Bills and Statements. The provisions of Section 29.3 apply to Landlord’s Tax Statement.

4.10       Rent Tax. If an excise, transaction, sales, or privilege tax or other tax or imposition (other than federal, state or local income or estate taxes) is levied or assessed against Landlord or the Property on account of or measured by, in whole or in part, the Basic Rent and/or Additional Rent expressly reserved hereunder as a substitute for or in addition to, in whole or in part, Taxes or if any assessments and/or taxes are levied or assessed against Landlord or the Property on account of or as a result of the operation and/or existence of Tenant’s business, then Tenant shall pay to Landlord upon demand: (i) the amount of such excise, transaction, sales or privilege tax or other tax or imposition lawfully assessed or imposed as a result of the Basic Rent and/or Additional Rent accruing under this Lease; and (ii) the amount of any assessments and/or taxes levied or assessed against Landlord or the Property on account of or as a result of the operation and/or existence of Tenant’s business in the Property.

ARTICLE 5
OPERATING EXPENSES

5.1         Operating Expenses.

(a)         Landlord’s CAM Expenses, the Utility Expenses and the Insurance Expenses are collectively referred to as “Landlord’s Operating Expenses” and shall be determined and paid in accordance with the provisions of this Article 5.

(b)          Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount by which Landlord’s CAM Expenses for any Lease Year during the Term exceeds the Base CAM Expenses. Tenant’s Proportionate Share of Landlord’s CAM Expenses for less than a full Lease Year will be prorated.

(c)          Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount by which the Utility Expenses for any Lease Year during the Term exceeds the Base Utility Expenses. Tenant’s Proportionate Share of the Utility Expenses for less than a full Lease Year will be prorated.

(d)        Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount by which the Insurance Expenses for any Lease Year during the Term exceeds the Base Insurance Expenses. Tenant’s Proportionate Share of the Insurance Expenses for less than a full Lease Year will be prorated.

(e)         Notwithstanding anything to the contrary contained in this Section 5.1, Tenant shall not be obligated to pay Controllable Operating Expenses (as hereinafter defined) for any Lease Year which are more than one hundred five percent (105%) of the Controllable Operating Expenses for the immediately prior Lease Year, plus the aggregate amount of the Excess Controllable Operating Expenses for any prior Lease Years, if any (the “Expense Cap”). If the Controllable Operating Expenses for any Lease Year exceed the Expense Cap for such Lease Year (the “Excess Controllable Operating Expenses”), then Landlord shall carry forward such Excess Controllable Operating Expenses to the first Lease Year in which the Controllable Operating Expenses for such Lease Year are less than the Expense Cap for such Lease Year (but only up to the amount of the Expense Cap for such Lease Year). Landlord may add the Excess Controllable Operating Expenses to the Landlord’s Operating Expenses (but only up to the amount of the Expense Cap) for as many Lease Years as necessary until the Excess Controllable Operating Expenses are paid in full by Tenant. For purposes hereof, the term “Controllable Operating Expenses” shall mean the cost of (1) maintaining and repairing the HVAC systems (other than the cost of new parts and equipment), (2) Landlord’s general repair and maintenance obligations under this Lease (other than the cost of new parts and equipment), (3) providing the Janitorial Services set forth in Section 9.7, and (4) landscaping services (other than snow removal). Notwithstanding anything to the contrary contained in this Section 5.1(e), Controllable Operating Expenses shall not be subject to the Expense Cap for any Controllable Operating Expenses which increases as a result of any of the following events: (1) the labor unions providing services relating to a Controllable Operating Expense enter into a new labor union contract, (2) the vendors providing the services relating to a Controllable Operating Expense unionize and enter into a labor union contract, or (3) any Excusable Delay.

5.2         Landlord’s Expense Statement. As soon as reasonably possible after the first day of the Lease Year following the Lease Year in which the Base Period occurs and thereafter as soon as practical after each succeeding Lease Year during the Term, Landlord shall determine or estimate the amount by which Landlord’s Operating Expenses for the Lease Year in question will exceed the Base Operating Expenses (“Landlord’s Estimated Operating Expenses”) and shall submit such information to Tenant in a written statement (“Landlord’s Expense Statement”). Landlord shall use reasonable efforts to issue Landlord’s Expense Statement within one hundred twenty (120) days following the end of each Lease Year. Landlord’s failure to render Landlord’s Expense Statement for any Lease Year will not prejudice Landlord’s right to thereafter render Landlord’s Expense Statement with respect to such Lease Year or with respect to any other Lease Year, nor will the rendering of any Landlord’s Expense Statement prejudice Landlord’s right to thereafter render a revised Landlord’s Expense Statement for the applicable Lease Year. Notwithstanding the foregoing, Tenant’s obligation to render payment with respect to any such Landlord’s Expense Statement shall be subject to the provisions of Section 29.3.

5.3       Monthly Expense Payment. From and after the Commencement Date, commencing on the first Rent Payment Date following the submission of Landlord’s Expense Statement and continuing thereafter on each successive Rent Payment Date until Landlord renders the next Landlord’s Expense Statement, Tenant shall pay to Landlord on account of its obligation under Section 5.1, a sum equal to one-twelfth (1/12) of Tenant’s Proportionate Share of Landlord’s Estimated Operating Expenses for such Lease Year (the “Monthly Expense Payment”). Tenant’s first Monthly Expense Payment after receipt of Landlord’s Expense Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the Lease Year which have elapsed prior to such first Monthly Expense Payment, times the Monthly Expense Payment, minus any Additional Rent already paid by Tenant on account of its obligation under Section 5.1 for such Lease Year. No more than twice during any Lease Year, Landlord may revise Landlord’s Expense Statement and adjust Tenant’s Monthly Expense Payment to reflect Landlord’s revised estimate, in which event Tenant shall pay, along with the next monthly payment due, the difference (if any) between the aggregate amount of Tenant’s Monthly Expense Payments theretofore made on account of its obligation under Section 5.1 for such Lease Year, and the amount which would have been payable by Tenant during such Lease Year had Landlord billed Tenant for the revised Monthly Expense Payment for such prior elapsed months during such Lease Year. Thereafter, Tenant shall pay the revised monthly estimate in accordance with the provisions of this Section 5.3.

5.4         Reconciliation. Landlord shall use reasonable efforts to deliver to Tenant, within one hundred twenty (120) days after the end of each Lease Year, Landlord’s final determination of the amount by which Landlord’s Operating Expenses for the Lease Year in question exceed the Base Operating Expenses and shall submit such information to Tenant in a written statement (the “Annual Expense Reconciliation”). Each Annual Expense Reconciliation must reconcile the aggregate of all Monthly Expense Payments made by Tenant in the Lease Year in question with Tenant’s Proportionate Share of the amount by which actual Landlord’s Operating Expenses for the period covered thereby exceed Base Operating Expenses. Any balance due to Landlord shall be paid by Tenant within twenty (20) days after Tenant’s receipt of the Annual Expense Reconciliation; any surplus due to Tenant shall be applied by Landlord against the next accruing monthly installment(s) of Additional Rent due under this Article 5. If the Term has expired or has been terminated, Tenant shall pay the balance due to Landlord or, alternatively, Landlord shall refund the surplus to Tenant, whichever the case may be, within twenty (20) days after Tenant’s receipt of the Annual Expense Reconciliation; provided, however, that if the Term terminated as a result of an Event of Default by Tenant, Landlord will have the right to retain such surplus to the extent Tenant owes Landlord any Basic Rent or Additional Rent.

5.5        Audit. For ninety (90) days following Landlord’s delivery to Tenant of the Annual Expense Reconciliation, Tenant will have the right, during normal business hours and upon no less than five (5) days prior written notice to Landlord, to examine Landlord’s books and records for the purpose of confirming the Annual Expense Reconciliation, which records will be either located in the State of New Jersey or provided through a cloud-based storage service, such as Dropbox. Tenant will be deemed to have accepted the Annual Expense Reconciliation unless, within fifteen (15) days after Tenant’s examination of Landlord’s books and records, Tenant delivers an objection notice to Landlord specifying in detail why Tenant believes such Annual Expense Reconciliation is incorrect. Notwithstanding anything to the contrary contained in this Section 5.5, Tenant will not be permitted to examine Landlord’s books and records or to dispute any Annual Expense Reconciliation unless (i) Tenant has paid to Landlord all amounts due as shown on such Annual Expense Reconciliation, and (ii) Tenant has signed a confidentiality agreement acceptable to Landlord. Tenant shall not engage the services of any legal counsel or other professional consultant who charges for its services on a so-called contingency fee basis for the purpose of reviewing Landlord’s books and records. Landlord shall maintain its books and records for each Annual Expense Reconciliation for no less than five (5) years. If (i) such audit discloses an overcharge to Tenant which is in excess of five percent (5%) of the amount charged to Tenant, (ii) Landlord disputes such audit results, and (iii) any such dispute is not settled by Landlord and Tenant within thirty (30) days after the dispute arises, or such longer period to which they may mutually agree, then such dispute may, at the option of either party, be submitted to arbitration in accordance with the terms of Section 29.18 of this Lease. If Tenant’s audit discloses any overcharge to Tenant and Landlord agrees with such findings, or, in the event of a dispute submitted to arbitration pursuant to the immediately preceding sentence, the arbitrator rules in favor of Tenant, then the amount of the overcharge shall be applied by Landlord against the next accruing monthly installment(s) of Additional Rent due under this Article 5, unless the surplus equals or exceeds Ten Thousand and 00/100 ($10,000.00) Dollars, in which case Tenant may require that Landlord refund such surplus to Tenant within thirty (30) days after Tenant’s notice thereof to Landlord. If the Term has expired or has been terminated, Landlord shall refund the surplus to Tenant within thirty (30) days after receipt of Tenant’s audit results. In addition, if the amount of Landlord’s Operating Expenses as shown on the Annual Expense Reconciliation is five percent (5%) or more in excess of the amount actually owed by Tenant, then, in addition to refunding to Tenant the amount of any such overcharges so disclosed (with interest on such overcharges at the Prime Rate), Landlord shall also pay to Tenant the reasonable, actual, third-party cost of Tenant’s audit in an amount not to exceed Five Thousand and 00/100 ($5,000.00) Dollars.

5.6        Survival. In no event will any adjustment in Tenant’s obligation to pay Additional Rent under this Article 5 result in a decrease in Basic Rent. Tenant’s obligation to pay Additional Rent, and Landlord’s obligation to credit and/or refund to Tenant any amount, pursuant to this Article 5 will survive the Expiration Date.

5.7        Operating Expenses With Respect to Tenant. Tenant shall also pay to Landlord, upon demand, the amount of any increase in Landlord’s Operating Expenses which is attributable to Tenant’s use or manner of use of the Premises, to activities conducted on or about the Premises by Tenant or on behalf of Tenant or to any additions, improvements or alterations to the Premises made by or on behalf of Tenant.

5.8          Bills and Statements. The provisions of Section 29.3 apply to Landlord’s Expense Statement.

ARTICLE 6
ELECTRICITY

6.1        Cost of Electricity. The electricity consumed in the Premises will be measured by submeters, check meters or other measuring devices, which may be installed by Landlord in Landlord’s sole discretion. If direct meters are installed, Tenant shall be responsible for payment of all charges directly to the utility company, such charges to include, without limitation, usage charges, installation charges, meter reading charges and demand factors. From and after the Commencement Date, Tenant shall pay Landlord, within ten (10) days after delivery of a bill therefor, all charges, including, without limitation, usage charges, demand factors and all other charges calculated at the rate structure then existing of the utility company supplying electrical energy to the Building for Tenant’s consumption as determined by such meter. Landlord shall include in Landlord’s CAM Expenses the cost to read the submeter or check meter.

6.2        Tenant Not to Exceed Capacity. Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. Landlord shall supply not less than six (6) watts per rentable square foot (total demand load) of electrical current to the Premises, exclusive of electrical current supplied to and used to run the heating, ventilation and air conditioning systems serving the Premises other than supplemental HVAC units installed by Tenant. In order to insure that such capacity is not exceeded and to avert possible adverse effects upon the Building electric service, Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, connect any fixtures, appliances or equipment to the Building electric distribution system or make any alteration or addition to the electric system of the Premises. Any changes requested by Tenant must be sent in writing to Landlord, and if, in the sole judgment of Landlord, such changes will not cause or create a dangerous or hazardous condition or damage or injury to the Building, or entail excessive or unreasonable alterations or repairs, or interfere with or disturb other tenants or occupants and/or the service then or thereafter to be supplied to tenants or occupants, Landlord will, at the sole cost and expense of Tenant, make such changes. Tenant shall pay Landlord for such costs and expenses within twenty (20) days of Tenant’s receipt of an invoice therefor.

6.3        Utility Deregulation. If permitted by law, Landlord will have the right to choose the service providers that deliver electricity to the Premises. Tenant shall cooperate with Landlord and such service providers, including granting reasonable access to the electric lines, feeders, risers, wiring, and any other machinery within the Premises. If the law prohibits Landlord from choosing the service providers that deliver electricity to the Premises, Tenant’s choice of such service providers is subject to Landlord’s prior written consent, and no such service provider will be permitted to deliver service to or otherwise affect the Building’s electric system without such consent.

6.4       Landlord Not Liable. Landlord will not be responsible for any loss, damage or expense, and Tenant will not be entitled to any rent abatement, diminution, set-off, or any other relief from its obligations hereunder, on account of any change in the quantity or character of the electric service or any cessation or interruption of the supply of electricity to the Premises. Notwithstanding anything to the contrary in this Section 6.4, in the event any such cessation or interruption of the supply of electricity to the Premises is caused by the negligent or willful acts of Landlord and/or Landlord’s agents, such cessation or interruption shall continue for three (3) consecutive days and, as a direct result thereof, Tenant is unable to use any portion of the Premises for the conduct of its business, the Rent shall be abated for the portion of the Premises affected thereby, for the period from the fourth (4th) day following the commencement of such cessation or interruption to the date such failure, delay or inability is cured.

ARTICLE 7
MAINTENANCE; ALTERATIONS; REMOVAL OF TRADE FIXTURES

7.1         Tenant’s Maintenance. Tenant shall, at its sole cost and expense, keep the Premises in good order and condition (except for ordinary wear and tear and damage caused by casualty) and, except as provided in Section 7.2, shall make all non-structural repairs, alterations, renewals and replacements and shall take such other action as may be necessary or appropriate to keep and maintain the Premises in good order and condition. Except as expressly provided in this Lease, Landlord will not be obligated to maintain, alter or repair the Premises. All repairs made by Tenant must be at least equal in quality to the original work.

7.2         Landlord’s Repairs. Landlord shall cause the completion of all repairs and replacements to the foundation, the bearing walls, the structural columns and beams, and other structural portions of the Premises, the exterior walls, the exterior windows and doors and the roof of the Building, all mechanical, electrical, lighting, plumbing, HVAC systems within and serving the Building (other than supplemental HVAC units and the duct distribution systems and VAV boxes within the Premises) and Common Areas, including but not limited to all fire alarm and fire protection systems servicing the Common Areas; provided, however, that if such repairs and replacements (including repairs and replacements with respect to the Property) are necessitated by the intentional acts or negligence of Tenant or Tenant’s Visitors, Tenant shall reimburse Landlord, upon demand, for the reasonable cost thereof. The costs and expenses incurred by Landlord in connection with such repairs and replacements will be included in Landlord’s Operating Expenses to the extent permitted by the terms of this Lease.

7.3        Requirements for Tenant’s Maintenance. All maintenance and repair, and each addition, improvement or alteration, performed by or on behalf of Tenant must be (a) completed expeditiously in a good and workmanlike manner, and in compliance with all applicable Legal Requirements and Insurance Requirements, (b) completed free and clear of all Liens, and (c) performed in a manner and by contractors approved by Landlord to the extent such work involves any work to any electrical, mechanical, plumbing or other system of the Building, any work to the outside of the Building, any work to the roof of the Building or any work to any structural element of the Building, which approval shall not be unreasonably withheld, delayed or conditioned.

7.4        (a)           Permitted Alterations. Tenant may, without consent but upon prior written notice to Landlord and submission to Landlord of plans and specifications therefor (if prepared and in connection therewith), make interior, non-structural additions, improvements or alterations to the Premises having an aggregate cost not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), so long as the same do not (i) require a building permit, (ii) affect, alter, interfere with or disrupt any of the electrical, mechanical, plumbing or other system of the Building, (iii) affect the outside appearance of the Building, (iv) affect the roof of the Building, or (v) affect any structural element of the Building. In addition, Tenant may, without consent of Landlord, perform cosmetic alterations to the interior of the Premises, such as installing and replacing wall and floor coverings.

(b)         Landlord’s Consent to Alterations. Tenant shall not make any addition, improvement or alteration outside the Premises to the Land or the Building. In addition, Tenant shall not make any addition, improvement or alteration of the Premises (i) having an aggregate cost in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), (ii) requiring a building permit, (iii) affecting, altering, interfering with or disrupting any electrical, mechanical, plumbing or other system of the Building, or (iv) affecting the outside appearance of the Building, the roof of the Building, the ingress to or the egress from the Premises and/or any structural element of the Building (such work, “Major Work”), unless Tenant submits to Landlord detailed plans and specifications therefor and Landlord approves such plans and specifications in writing (which approval will be at Landlord’s sole and absolute discretion). Tenant shall reimburse Landlord, upon demand, for its actual third-party costs for reviewing any plans for the Major Work. Notwithstanding the foregoing, Landlord hereby consents to the construction of a communicating stairwell between the 2nd and 3rd floors of the Premises, which may include penetration into the floor slab of the Building in order to complete and secure the installation of said stairwell, provided, that such work shall be performed in accordance with the other requirements of this Lease (including, but not limited to, Landlord’s contractors performing the work in connection with the staircase), and Landlord having the option to cause Tenant to remove the staircase at the expiration of the Term in accordance with Section 7.5.

(c)        Contractors for Major Work. Notwithstanding anything contained in this Lease to the contrary, Landlord reserves the right to require Tenant to use Landlord’s designated engineers and contractors in connection with any Major Work described in clauses (iii) and (iv) of Section 7.4(b) above, provided, that the costs charged by Landlord’s designated contractors are commercially competitive with the amounts charged for similar work by other qualified contractors providing similar services in Mercer County, New Jersey.

7.5        (a)         Surrender of Alterations. Each addition, improvement and alteration to the Premises (each a “Tenant Improvement”) will, upon installation, become the property of Landlord and be deemed to be a part of the Building unless Landlord, by written notice to Tenant at least thirty (30) days prior to the Expiration Date, elects to relinquish Landlord’s right to such Tenant Improvement. If Landlord elects to relinquish its right to any Tenant Improvement, Tenant shall insure such Tenant Improvement in accordance with Section 14.1(a)(ii), and, prior to the Expiration Date, remove such Tenant Improvement and promptly repair any damage to the Premises or the Building caused by the installation or removal of such Tenant Improvement and restore the Premises to the condition existing prior to the installation of such Tenant Improvement. Notwithstanding anything to the contrary contained in this Section (a), without the need of Landlord giving Tenant notice, prior to the Expiration Date, Tenant shall remove any specialty improvements or above standard improvements (i.e., raised flooring, built-in bookcases, wall coverings, etc.) and Tenant shall repair any damage to the Premises caused by such removal. Subject to the immediately preceding sentence, Tenant shall not be required to remove any of the Finish Work.

(b)        Removal of Improvements. Tenant may install in, and remove from, the Premises any trade equipment, machinery and personal property belonging to Tenant (such trade equipment, machinery and personal property will not become the property of Landlord), provided that (i) Tenant shall repair all damage caused by such installation or removal; (ii) Tenant shall not install any equipment, machinery or other items on the roof of the Building or make any openings in the roof; and (iii) Tenant shall not install any equipment, machinery or other items on the floor, walls or ceiling of the Premises that exceed the load bearing capacity or compromise the structural integrity of the floor, walls or ceiling of the Premises.

ARTICLE 8
USE OF PREMISES

8.1         Permitted Use. Tenant shall not use or permit the use of the Premises for any purpose other than the Permitted Use specified in the Basic Lease Provisions.

8.2         Prohibited Uses. Tenant shall not use or permit the use of the Premises in any manner or for any purpose or do, bring or keep anything, or permit anything to be done, brought or kept in the Premises that (a) violates any Legal Requirement or Insurance Requirement, (b) could overload the electrical or mechanical systems of the Building or exceed the design criteria, structural integrity, character, appearance or fair market value of the Building, (c) in the reasonable judgment of Landlord, may impair or interfere with the proper and economic heating or air conditioning of the Building; or (d) in the reasonable judgment of Landlord, may interfere with the use or occupancy of any portion of the Building outside of the Premises by Landlord or any other tenant or occupant of the Building. Landlord represents that the Permitted Use does not violate any Insurance Requirements required to be carried by Landlord with respect to the Property. Landlord hereby represents that the floor is designed to an eighty (80) pounds per square foot load capacity.

8.3         Dispensing Food. Tenant shall have the right to permit the dispensing, preparation, or serving of any beverages or food in the Premises from the kitchenette area of the Premises. Tenant shall only be permitted to warm food using a microwave oven in the kitchenette area, and in no event shall Tenant cook any food in such area.

8.4         Parking. (a)  Provided Tenant is not in default of its obligations under this Lease, Tenant will have a nonexclusive revocable license during the term of this Lease to park up to the number of cars indicated in the Basic Lease Provisions in the parking area of the Property (the “License”). Landlord will not be responsible to Tenant for enforcing the License or for violation of the License by third parties. Any of the following actions by Tenant and/or Tenant’s Visitors will be deemed a default under this Lease (subject to the notice and cure provisions set forth in Section 19.1(p)): (i) the use of more parking spaces than the number indicated in the Basic Lease Provisions; (ii) parking in spaces designated for the exclusive use of other parties; (iii) parking outside of marked parking spaces; (iv) the maintenance, repair or cleaning of any vehicle in the parking area; and (v) the violation of any other parking rules and regulations promulgated by Landlord. If the number of parking spaces in the parking area of the Property is reduced by circumstances beyond the reasonable control of Landlord, the number of spaces indicated in the Basic Lease Provisions will be reduced proportionately. Landlord shall use commercially reasonable efforts to replace the parking spaces lost pursuant to the immediately preceding sentence.

(b)          Landlord will have no liability for any damage to vehicles on the Property or for any loss of property from within such vehicles, or for any injury suffered by Tenant’s employees or Tenant’s Visitors, except to the extent such loss, damage or injury is caused solely by Landlord’s gross negligence or willful misconduct. Tenant shall advise its employees, Tenant’s Visitors, and any subtenant’s employees of the requirements of this Section 8.4 and Tenant shall be responsible for compliance by such parties with such requirements. If Tenant or Tenant’s Visitors park illegally or in areas designated for use by others, or in driveways, fire lanes or areas not striped for general parking or otherwise violate any parking rules and regulations promulgated by Landlord, Landlord may, at Tenant’s sole cost and expense, tow such vehicles away from the Property and/or attach violation notices to such vehicles. Any amount due from Tenant pursuant to this Article will be deemed Additional Rent and Tenant shall pay such amounts to Landlord upon demand. If Landlord tows any vehicles pursuant to this Section 8.4(b), Tenant shall indemnify and hold harmless Landlord from and against all liabilities, losses, claims, demands, costs and expenses (including attorneys’ fees and expenses) arising, or alleged to arise from, or in connection with, such towing. Landlord reserves the right, from time to time, to assign and re-assign to Tenant and other tenants of the Building specific parking spaces, and Tenant agrees to be bound thereby. Nothing contained herein shall be deemed to impose any obligation on Landlord to police the parking area.

8.5        Permits, Licenses and Authorizations. Tenant shall obtain and maintain in full force and effect, at its sole cost and expense, all permits, licenses or authorizations of any nature required in connection with the operation of Tenant’s business at the Premises.

ARTICLE 9
LANDLORD’S SERVICES

9.1         Landlord’s Services. Provided Tenant is not in default under any of the provisions of this Lease beyond applicable grace periods provided herein, Landlord shall furnish to Tenant the services set forth in this Article 9. Tenant acknowledges that Landlord is required to furnish air cooling, heat, ventilation, building maintenance and other facilities and services (collectively “Building Services”) only during Building Hours. If Tenant desires air cooling, heat and ventilation outside Building Hours (such period referred to herein as “Extra Hours”), Landlord will provide air cooling, heat and ventilation to Tenant during such Extra Hours provided that: (i) Tenant pays to Landlord a special charge (“Extra Hours Charge”), and (ii) Tenant’s request for Extra Hours air cooling, heat and ventilation is received by Landlord prior to 12:00 p.m. on the day for which such Extra Hours air cooling, heat and ventilation is requested, unless such day is a Saturday, Sunday or Building Holiday, in which case such request must be received prior to 12:00 p.m. on the last business day preceding such Saturday, Sunday or Building Holiday. The Extra Hours Charge will be a standard hourly rate determined by Landlord from time to time. The initial Extra Hours Charge will be Seventy-Five and 00/100 Dollars ($75.00) per hour and is subject to a minimum four (4) hour billing period. Tenant shall pay the Extra Hours Charge to Landlord within thirty (30) days after receipt of a statement therefor.

9.2         Elevators. Tenant will have the nonexclusive right to use passenger elevators in the Building, if applicable, to obtain access to the Premises at all times, except during reasonable closures for breakdowns, repairs, or maintenance. Landlord will have no liability for any such closures. If the Building has a freight elevator, Tenant may use it only during times approved in advance by Landlord.

9.3        Heating and Air Cooling. Landlord shall furnish heat, when and as required by law, and air cooling during Building Hours when, in the reasonable judgment of Landlord, it is required for the comfortable occupancy of the Premises. For purposes of this Lease, comfortable occupancy of the Premises shall be defined as Indoor Summer Conditions: 74 degrees (plus or minus 2 degrees) Fahrenheit drybulb/50% relative humidity and Indoor Winter Conditions: 72 degrees (plus or minus 2 degrees) Fahrenheit drybulb. Landlord shall provide ventilation for the Premises during Building Hours. Tenant shall cooperate fully with Landlord and abide by all regulations and requirements that Landlord reasonably prescribes for the proper functioning and protection of its heating, air cooling and ventilation systems. Tenant shall not construct any partitions or other obstructions that interfere with Landlord’s access to Landlord’s mechanical installations, including, but not limited to, air cooling, fans, ventilating and machine rooms and electrical closets, and ceiling and plenum installations. Tenant, its agents, employees and contractors shall not enter any enclosures containing Landlord’s mechanical installations or tamper, adjust, touch or otherwise affect such mechanical installations. Tenant shall keep all windows in the Premises closed when the air cooling system is in operation.

9.4        Water. Landlord shall furnish adequate hot and cold water at standard Building temperatures to the Building for drinking, lavatory and cleaning purposes, the cost of which shall be included in Landlord’s CAM Expenses.

9.5        Common Area Maintenance. Landlord shall furnish electrical lighting, heating, ventilation, air conditioning and janitorial services to the Common Areas, and shall be responsible for all maintenance, repair and replacements to the Common Areas, the cost of which shall be included in Landlord’s CAM Expenses.

9.6       Building Directory. At Tenant’s request, Landlord shall include Tenant’s name in the main Building directory. Tenant shall promptly reimburse Landlord for the cost of any changes made to such listing at Tenant’s request.

9.7        (a)         Office Cleaning. Landlord shall provide the janitorial services described on Schedule C attached hereto (“Janitorial Services”), provided the Premises are kept in reasonable order by Tenant. Janitorial Services will not be provided on Saturdays, Sundays or Building Holidays.

(b)       Special Cleaning Services. If Tenant requests special or more frequent cleaning and janitorial services (“Special Cleaning Services”), Landlord may, upon reasonable advance notice by Tenant, elect to furnish such Special Cleaning Services and Tenant shall pay to Landlord, within ten (10) days of being billed therefor, Landlord’s charge for providing such Special Cleaning Services. Special Cleaning Services include, but are not limited to, the following: (i) excessive cleaning of permitted eating facilities (if any), including the removal of excessive garbage therefrom; (ii) cleaning of computer centers, including peripheral areas; (iii) cleaning of special equipment areas, kitchen areas, private toilets and locker rooms, medical centers and large scale duplicating rooms (if any); (iv) cleaning of areas of special security, such as storage units; (v) consumable supplies for private toilet rooms; (vi) cleaning of light fixtures; (vii) cleaning or shampooing of carpeting and the cleaning, waxing, refinishing and buffing of non-carpeted areas; (viii) stain removal; (ix) painting; and (x) removal of any refuse in excess of the amount ordinarily accumulated in routine office occupancy, as determined by Landlord.

(c)         Performance of Janitorial Services. Tenant shall grant Landlord’s cleaning personnel and contractors access to the Premises from and after 5:30 p.m. on weekdays and at any time on Saturdays, Sundays and Building Holidays for the purpose of performing the Janitorial Services. Tenant shall not hinder the performance of the Janitorial Services and, if Tenant does hinder the performance of the Janitorial Services, Landlord will have no liability to Tenant on account thereof. Tenant shall supply adequate waste receptacles, cabinets and bookcases to prevent unreasonable hardship to Landlord in discharging its obligations regarding Janitorial Services. If any Legal Requirement requires trash to be separated into different components before carting (e.g., office paper, computer paper, newspaper, cans and bottles), Tenant shall comply with such requirements and shall supply adequate receptacles for each such component at Tenant’s sole expense.

9.8         Telecommunications. Subject to the Rules and Regulations of Landlord and any applicable telecommunications provider, Tenant will have access to the existing telecommunications system in the Building, if any. Tenant hereby acknowledges that the telecommunications system has been installed and is operated by one or more third-party providers, not Landlord, which third-party providers are Comcast and Verizon as of the date hereof. Landlord makes no representations or warranties with respect to the telecommunications system. Tenant acknowledges that telecommunications service may be suspended or reduced by reason of repairs, alterations, improvements, accidents, or other causes beyond the reasonable control of Landlord. Any such interruption or suspension of services will not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor render Landlord liable to Tenant for damages by abatement of rent or otherwise, nor relieve Tenant of any of its obligations under this Lease. Tenant may contract directly with the company providing telecommunications services to the Premises. Tenant shall pay all charges for telecommunications services before any interest or penalties are added thereto and shall furnish to Landlord, upon request, satisfactory proof of payment. Tenant may, at its option, contract with different telecommunications providers to install, maintain, replace, remove and use any communications, telephony or computer lines to the Premises in the Building, provided that each such telecommunications provider enters into a commercially reasonable access agreement with Landlord that is acceptable to Landlord. In such event, Landlord shall provide, to the extent reasonably necessary, to Tenant’s telecommunications providers access to Tenant’s proportionate share of capacity of the vertical risers, horizontal pathways, conduits, telephone riser closets, mechanical rooms and other applicable areas of the Common Areas, at no additional cost to Tenant. Notwithstanding anything to the contrary in this Section 9.8, if any such cessation or interruption of the supply of telecommunication service to the Premises is caused by the grossly negligent or willful acts of Landlord and/or Landlord’s Agents, such cessation or interruption shall continue for three (3) consecutive days and, as a direct result thereof, Tenant is unable to use any portion of the Premises for the conduct of its business, the Rent shall be abated for the portion of the Premises affected thereby, for the period from the fourth (4th) day following the commencement of such cessation or interruption to the date such failure, delay or inability is cured.

9.9         Interruption of Services. Landlord reserves the right to suspend the Building Services on account of fire, storm, explosion, strike, lockout, labor dispute, casualty or accident, acts of God, riot, war, terrorism, interference by civil or military authorities, or any other cause beyond Landlord’s control or for emergency, inspection, cleaning, repairs, replacement, alterations or improvements that Landlord reasonably deems desirable or necessary. Landlord shall use reasonable efforts to restore any Building Services suspended pursuant to this Section 9.9. Landlord will not be liable to Tenant for any costs, expenses or damages incurred by Tenant as a result of any failure to furnish any Building Services and such failure will not (i) be construed as a constructive eviction or eviction of Tenant, (ii) excuse Tenant from the performance of any of its obligations hereunder, or (iii) entitle Tenant to any abatement or offset against Basic Rent or Additional Rent. In addition, no deduction from Basic Rent or Additional Rent will be permitted on account of any Building Services not used by Tenant. Notwithstanding anything to the contrary in this Section 9.9, if such services are interrupted as a result of the gross negligence or willful acts of Landlord and/or Landlord’s Agents, such interruption shall continue for three (3) consecutive days and, as a result thereof, Tenant is unable to use any portion of the Premises for the conduct of its business, the Rent shall be abated for the portion of the Premises affected thereby, for the period from the fourth (4th) day following the commencement of such cessation or interruption to the date such failure, delay or inability is cured.

9.10       Energy Conservation. Landlord and Tenant shall comply with all mandatory and voluntary energy conservation controls and requirements imposed or instituted by the federal, state or local governments and applicable to office buildings. These controls and requirements may include, without being limited to, controls on the permitted range of temperature settings in office buildings and curtailment of the volume of energy consumed or the hours of operation of the Building. Any terms or conditions of this Lease that conflict with such controls and requirements will be suspended for the duration of such controls and requirements. Compliance with such controls and requirements will not be considered an eviction, actual or constructive, of Tenant from the Premises and will not entitle Tenant to terminate this Lease or to an abatement of any Basic Rent or Additional Rent.

ARTICLE 10
COMPLIANCE WITH REQUIREMENTS

10.1       Compliance. Tenant shall (i) comply with all Legal Requirements and Insurance Requirements applicable to the Premises and Tenant’s use thereof, and (ii) maintain and comply with all permits, licenses and other authorizations required by any governmental authority for Tenant’s use of the Premises and for the proper operation, maintenance and repair of the Premises. Landlord shall, at no cost to Landlord, join in any application for any permit or authorization with respect to Legal Requirements if such joinder is necessary. If any repairs or replacements to the structure of, or systems within, the Building are required in order for Tenant to comply with its obligations under this Section 10.1 as a result of Tenant’s specific use of the Premises (including, but not limited to, the use of the Premises for laboratory purposes or Tenant’s operation of a tissue recovery room), as opposed to general office use, Landlord shall perform such repairs or replacements and Tenant shall, upon demand, reimburse Landlord for the reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such repairs or replacements. Any other alterations to the Premises required in order to comply with Legal Requirements or Insurance Requirements which are not Tenant’s responsibility under this Section 10.1 shall be performed by Landlord, at its sole cost, provided, that, such costs shall be included in Landlord’s CAM Expenses to the extent permitted in this Lease.

10.2      Increases in Insurance Premiums. Tenant shall not do, or permit to be done, anything in or to the Premises, or keep anything in the Premises that increases the cost of any insurance maintained by Landlord. Tenant shall, upon demand, pay to Landlord any such increase in insurance premiums and any other costs incurred by Landlord as a result of the negligence, carelessness or willful action of Tenant or Tenant’s Visitors. To the best of Landlord’s actual knowledge, Landlord represents that the Permitted Use will not increase the cost of any insurance maintained by Landlord.

ARTICLE 11
COMPLIANCE WITH ENVIRONMENTAL LAWS

11.1       Environmental Laws. Tenant shall comply, at its sole cost and expense, with all Environmental Laws in connection with Tenant’s use and occupancy of the Premises; provided, however, that the provisions of this Article 11 will not obligate Tenant to comply with the Environmental Laws if such compliance is required solely as a result of the occurrence of a spill, discharge or other event before the Commencement Date, or if such spill, discharge or other event was not caused by the act, negligence or omission of Tenant or Tenant’s Visitors.

11.2       Copies of Environmental Documents. Tenant shall deliver promptly to Landlord a true and complete copy of any correspondence, notice, report, sampling, test, finding, declaration, submission, order, complaint, citation or any other instrument, document, agreement and/or information Tenant submitted to, or Tenant received from, any governmental entity, department or agency in connection with any Environmental Law relating to or affecting the Premises.

11.3       Hazardous Substances and Hazardous Wastes. Tenant shall not cause or permit any “hazardous substance” or “hazardous waste” (as such terms are defined in ISRA) to be kept in the Premises, except for de minimis quantities of cleaning supplies, medicines and other materials and medical wastes used by Tenant in the ordinary course of its business and in accordance with all Legal Requirements. Tenant shall not engage in, or permit any other person or entity to engage in, any activity, operation or business in the Premises that involves the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of hazardous substances or hazardous wastes, except as provided in the immediately preceding sentence.

11.4       (a)          Discharge. If a spill or discharge of a hazardous substance or a hazardous waste occurs on or from the Premises, Tenant shall give Landlord prompt oral and written notice of such spill and/or discharge, setting forth in reasonable detail all relevant facts, including, without limitation, a copy of any (i) notice of a violation, or a potential or alleged violation, of any Environmental Law received by Tenant or any subtenant or other occupant of the Premises; (ii) inquiry, investigation, enforcement, cleanup, removal, or other action instituted or threatened against Tenant or any subtenant or other occupant of the Premises; (iii) claim instituted or threatened against Tenant or any subtenant or other occupant of the Premises; and (iv) notice of the restriction, suspension, or loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises. If a spill or discharge arises out of or relates to hazardous substances or hazardous wastes that were introduced onto the Premises by Tenant or Tenant’s Visitors, then Tenant shall pay all costs and expenses relating to compliance with applicable Environmental Laws (including, without limitation, the costs and expenses of site investigations and the removal and remediation of such hazardous substance or hazardous waste).

(b)         Landlord’s Cleanup Rights. Without relieving Tenant of its obligations under this Lease and without waiving any default by Tenant under this Lease, Landlord will have the right, but not the obligation, on prior notice to Tenant (to the extent practical) to take such action as Landlord deems necessary or advisable to cleanup, remove, resolve or minimize the impact of or otherwise deal with any spill or discharge of any hazardous substance or hazardous waste on or from the Premises. If a spill or discharge arises out of or relates to hazardous substances or hazardous wastes that were introduced onto the Premises by Tenant or Tenant’s Visitors, then Tenant shall, on demand, pay to Landlord all reasonable, out-of-pocket costs and expenses incurred by Landlord in connection with any action taken in connection therewith by Landlord.

11.5        (a)          ISRA. If Tenant’s operations at the Premises now or hereafter constitute an “Industrial Establishment” (as defined under ISRA) or are subject to the provisions of any other Environmental Law, then Tenant agrees to comply, at its sole cost and expense, with all requirements of ISRA and any other applicable Environmental Law to the satisfaction of Landlord and the governmental entity, department or agency having jurisdiction over such matters (including, but not limited to, performing site investigations and performing any removal and remediation required in connection therewith) in connection with (i) the occurrence of the Expiration Date, (ii) any termination of this Lease prior to the Expiration Date, (iii) any closure, transfer or consolidation of Tenant’s operations at the Premises, (iv) any change in the ownership or control of Tenant, (v) any permitted assignment of this Lease or permitted sublease of all or part of the Premises or (vi) any other action by Tenant which triggers ISRA or any other Environmental Law.

(b)        Compliance with ISRA. If Tenant’s operations at the Premises subject Tenant to the requirements of ISRA, then Tenant further agrees to implement and execute all of the provisions of this Section 11.5(b) in a timely manner so as to coincide with the termination of this Lease or to coincide with the vacating of the Premises by Tenant at any time during the term of this Lease. In connection with subsection (a) above, if, Tenant’s operations at the Premises subject Tenant to the requirements of ISRA, Tenant fails to obtain an unconditional Final Remediation Document (as defined in ISRA) from the New Jersey Department of Environmental Protection (“NJDEP”) or a Licensed Site Remediation Professional (as defined in ISRA), as the case may be, and evidence reasonably satisfactory to Landlord that all conditions to the effectiveness of such Final Remediation Document have been fully satisfied (including, for example, evidence that the document has been executed and delivered by all parties and, if applicable, filed with NJDEP), or if Tenant fails to otherwise comply with the provisions of ISRA prior to the Expiration Date, or if, with respect to any other Environmental Law, Tenant fails to fully comply with the applicable provisions of such other Environmental Law prior to the Expiration Date, in any of the foregoing cases, Tenant will be deemed to be a holdover tenant and shall pay rent at the rate set forth in Section 24.3 and shall continue to diligently pursue compliance with ISRA and/or such other Environmental Law. Upon Tenant’s full compliance with the provisions of ISRA or of such other Environmental Law, Tenant shall deliver possession of the Premises to Landlord in accordance with the provisions of this Lease and such holdover rent shall be adjusted as of said date. Without limiting Tenant’s obligations hereunder, if NJDEP commences an audit with respect to, or otherwise challenges or disapproves, any Final Remediation Document, Tenant shall take all actions required by NJDEP and Landlord to comply with the provisions of ISRA in connection therewith.

11.6      (a)       Landlord’s ISRA Compliance. In connection with (i) any sale or other disposition of all or part of Landlord’s interest in the Premises, (ii) any change in the ownership or control of Landlord, (iii) any condemnation, (iv) any foreclosure, or (v) any other action by Landlord which triggers ISRA or any other Environmental Law, Landlord shall comply, at its sole cost and expense, with all requirements of ISRA and such other applicable Environmental Law; provided, however, that if any site investigation is required as a result of Tenant’s use and occupancy of the Premises or a spill or discharge of a hazardous substance or hazardous waste that was introduced onto the Premises by Tenant or Tenant’s Visitors, then Tenant shall pay all costs associated with such site investigation and, if any removal and remediation is required as a result of a spill or discharge of a hazardous substance or hazardous waste introduced onto the Premises by Tenant or Tenant’s Visitors, then Tenant shall, upon demand by Landlord, pay all reasonable, out-of-pocket costs associated with such removal and remediation.

(b)          Tenant’s Cooperation. If, in order to comply with any Environmental Law, Landlord requires any affidavits, certifications or other information from Tenant, Tenant shall deliver the same to Landlord within ten (10) business days of Landlord’s request therefor. If Landlord’s required compliance with such Environmental Law results from Tenant’s use and occupancy of the Premises, Tenant shall solely bear the cost of any affidavits, certifications or other information required to be delivered to Landlord pursuant to the immediately preceding sentence. In all other cases, Landlord shall bear such costs.

11.7        Notices. If Landlord has given to Tenant the name and address of any holder of an Underlying Encumbrance, Tenant agrees to send to said holder a photocopy of those items given to Landlord pursuant to the provisions of Section 11.2.

11.8        Survival. Landlord’s and Tenant’s obligations under this Article 11 shall survive the expiration or earlier termination of this Lease.

11.9      North American Industry Classification System. Tenant hereby represents and warrants to Landlord, as of the date hereof, that Tenant’s operations at the Premises will have the following North American Industry Classification System (“NAICS”) code: 541219.

11.10     Landlord’s Indemnity. Landlord hereby represents that, to the best of its knowledge, as of the date of this Lease, there are no hazardous substances or hazardous wastes located on the Property which violate any Environmental Laws. Landlord shall comply with all applicable Environmental Laws, and, subject to the provisions of Section 14.4, shall indemnify, defend, and hold harmless Tenant from and against any and all liabilities, damages, claims, losses, judgments, causes of action, and reasonable costs and expenses (including the reasonable fees and expenses of counsel) that may be incurred by Tenant or threatened against Tenant, relating to or arising out of hazardous substances or hazardous wastes that were located on the Property as of the Commencement Date, or were introduced onto the Property after the Commencement Date, by the acts of Landlord or Landlord’s agents.

ARTICLE 12
DISCHARGE OF LIENS

Within thirty (30) days after receipt of notice thereof, Tenant shall discharge or bond over any Lien on the Premises, the Basic Rent, Additional Rent or any other sums payable under this Lease caused by or arising out of Tenant’s acts or Tenant’s failure to perform any obligation under this Lease.

ARTICLE 13
PERMITTED CONTESTS

Tenant may, by appropriate proceedings, contest the amount, validity or application of any Legal Requirement which Tenant is obligated to comply with or any Lien which Tenant is obligated to discharge or bond over, provided that (a) such proceedings suspend the collection thereof, (b) no part of the Premises, Basic Rent or Additional Rent or any other sum payable hereunder is subject to loss, sale or forfeiture during such proceedings, (c) Landlord is not subject to any civil or criminal liability for failure to pay or perform, as the case may be, (d) Tenant furnishes such security as may be required in the proceedings, (e) such proceedings do not affect the payment of Basic Rent, Additional Rent or any other sum payable to Landlord hereunder, and (f) Tenant delivers written notice to Landlord of such proceedings promptly after the commencement thereof, and describes such proceedings in reasonable detail. Tenant shall conduct all such contests in good faith and with due diligence and shall, promptly after the determination of such contest, pay all amounts required to be paid by Tenant.

ARTICLE 14
INSURANCE; INDEMNIFICATION

14.1      (a)         Tenant’s Insurance. Tenant shall obtain, and shall keep in full force and effect, the following insurance, with insurers that are authorized to do business in the State of New Jersey and are rated at least A (Class X) in Best’s Key Rating Guide:

(i)          Commercial General Liability Insurance which shall include premises liability, contractual liability, damage to rented premises, personal and advertising injury and products/completed operations coverage. The policy shall insure against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Premises with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate. If the policy covers other locations owned or leased by Tenant, such policy must include an aggregate limit per location endorsement.

(ii)           Special Form (“All Risk”) Property insuring all equipment, trade fixtures, inventory, fixtures or personal property or any Tenant Improvements which are the responsibility of Tenant located on or in the Premises with an agreed amount endorsement and equal to the full replacement cost value of such property. Tenant acknowledges that Landlord will not carry insurance of any kind on Tenant’s equipment, trade fixtures, inventory, fixtures or personal property or any Tenant Improvements which are the responsibility of Tenant, and Landlord shall not be obligated to repair any damage thereto or replace the same.

(iii)         Workers’ Compensation Insurance as required by applicable laws of the state in which the Premises is located, including Employers’ Liability Insurance with limits of not less than: (x) $100,000.00 per accident; (y) $500,000.00 disease policy limit; and (z) $100,000.00 disease, each employee.

(iv)       Business interruption insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to those events commonly insured against by reasonably prudent tenants and/or attributable to Tenant’s ability to access or occupy (all or part of) the Premises for at least one (1) year.

(v)          Excess or Umbrella Liability Insurance with limits of not less than $2,000,000.00 per occurrence and in the aggregate providing coverage in excess of, and follow-form to, the primary commercial general liability and employer’s liability insurance required herein.

(vi)         Such other insurance as Landlord deems necessary and prudent or as may be required by any Lender or Master Landlord, provided that such insurance is typically carried by tenants occupying buildings located in Mercer County, New Jersey comparable to the Building.

(vii)         In addition to the aforementioned insurances, and during any such time as any alterations or work is being performed at the Premises (except that work being performed by Landlord or on behalf of Landlord), Tenant, at its sole cost and expense, shall carry or shall cause to be carried by applicable contractors and subcontractors, and shall deliver to Landlord at least ten (10) days prior to commencement of any such alteration or work, evidence of insurance with respect to (A) workers’ compensation insurance covering all persons employed in connection with the proposed alteration or work in statutory limits, (B) general/excess liability insurance, in an amount commensurate with the work to be performed but not less than $2,000,000.00 per occurrence and in the aggregate, for ongoing and completed operations insuring against bodily injury and property damage and naming all additional insured parties as outlined below and required of Tenant and shall include a waiver of subrogation in favor of such parties, (C) builders’ risk insurance, to the extent such alterations or work may require, on a completed value form including permission to occupy, covering all physical loss or damages, in an amount and kind reasonably satisfactory to Landlord, and (D) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Premises from any act or omission of Tenant’s contractors or subcontractors.

(b)          Policy Requirements. The policies of insurance required to be maintained by Tenant pursuant to this Section 14.1 must be written as primary policy coverage and not contributing with, or in excess of, any coverage carried by Landlord. All liability policies must name as additional insureds for on-going and completed operations, Landlord, Landlord’s managing agent, the holder(s) of any mortgage(s) encumbering the Premises, and all of their respective affiliates, members, officers, employees, agents and representatives, managing agents, and other designees of Landlord and its successors as the interest of such designees shall appear. Upon request by Landlord, Tenant shall deliver its policies of insurance to Landlord for review. In addition, Tenant agrees and shall provide thirty (30) days’ prior written notice of suspension, cancellation, termination or non-renewal of coverage to Landlord. Tenant shall not self-insure for any insurance coverage required to be carried by Tenant under this Lease. The deductible for any insurance policy required hereunder must not exceed $10,000.00. Tenant shall have the right to provide the insurance coverage required under this Lease through a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

(c)        Certificates of Insurance. Prior to the Commencement Date, Tenant shall deliver to Landlord original or duplicate policies or certificates of insurance evidencing all insurance Tenant is obligated to carry under this Lease. Within ten (10) days prior to the expiration of any such insurance, Tenant shall deliver to Landlord original or duplicate policies or certificates of insurance evidencing the renewal of such insurance. Tenant’s certificates of insurance must be on: (i) ACORD Form 28 with respect to property insurance; and (ii) ACORD Form 25 with respect to liability insurance or, in each case, on successor forms then standard in the insurance industry.

(d)         No Separate Insurance. Tenant shall not obtain or carry separate property insurance concurrent in form or contributing in the event of loss with that required by Section 14.1(a)(ii) unless Landlord and Tenant are named as insureds therein as required by this Lease.

(e)         Tenant’s Failure to Maintain Insurance. If Tenant fails to maintain the insurance required by this Lease, then Landlord may, but shall not be obligated to, at any time thereafter, obtain, and pay the premiums for, such insurance. Upon demand, Tenant shall pay to Landlord all amounts paid by Landlord pursuant to this Section 14.1(e).

14.2       Waiver of Subrogation. Landlord and Tenant agree to have all property insurance policies which are required to be carried by either of them hereunder provide or endorsed to provide that the insurer waives all rights of subrogation which such insurer might have against the other party and Landlord’s mortgagee, if any. By this clause, the parties intend and hereby agree that the risk of loss or damage to property shall be borne by the parties’ insurance carriers. It is hereby agreed that Landlord and Tenant shall look solely to, and seek recovery from, only their respective insurance carriers in the event a loss is sustained for which property insurance is carried or is required to be carried under this Lease. Without limiting any release or waiver of liability or recovery contained in any other Section of this Lease, but rather in confirmation and furtherance thereof, Landlord waives all claims for recovery from Tenant, and Tenant waives all claims for recovery from Landlord, and their respective agents, partners and employees, for any loss or damage to any of its property insured under the insurance policies required hereunder.

14.3        Indemnification.

(a)        Tenant hereby indemnifies, and shall pay, protect and hold harmless Landlord from and against all liabilities, losses, claims, demands, costs, expenses (including attorneys’ fees and expenses) and judgments of any nature, (except to the extent Landlord is compensated by insurance maintained by Landlord or Tenant hereunder and except for such of the foregoing as arise from the gross negligence or willful misconduct of Landlord, its agents, servants or employees), arising, or alleged to arise, from or in connection with (i) any injury to, or the death of, any person or loss or damage to property on or about the Premises, (ii) any violation of any Legal Requirement or Insurance Requirement by Tenant or Tenant’s Visitors, (iii) performance of any labor or services or the furnishing of any materials or other property in respect of the Premises, (iv) Tenant’s occupancy of the Premises, (including, but not limited to, statutory liability and liability under workers’ compensation laws), (v) any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, and (vi) any act or omission of Tenant or Tenant’s Visitors. Tenant shall, at its sole cost and expense, defend any action, suit or proceeding brought against Landlord by reason of any such occurrence with independent counsel selected by Tenant and reasonably acceptable to Landlord. The obligations of Tenant under this Section 14.3 will survive the expiration or earlier termination of this Lease.

(b)       Landlord hereby indemnifies, and shall pay, protect and hold Tenant harmless from and against all liabilities, losses, claims, demands, costs, expenses (including attorneys’ fees and expenses) and judgments of any nature, (except to the extent Tenant is compensated by insurance maintained by Tenant or Landlord under this Lease and except for such of the foregoing as arising from the negligence or willful misconduct of Tenant, its agents, servants or employees), arising, or alleged to arise, from or in connection with (i) any violation of any Legal Requirement or Insurance Requirement, (ii) performance of any labor or services by Landlord or the furnishing of any materials or other property in respect of the Building by Landlord, (iii) any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, and (iv) any act or omission of Landlord, or any officer, agent or employee. Landlord shall, at its sole cost and expense, defend any action, suit or proceeding brought against Tenant by reason of any such occurrence with independent counsel selected by Landlord and reasonably acceptable to Tenant. The obligations of Landlord under this Section 14.3(b) will survive the expiration or earlier termination of this Lease.

14.4        No Claims.

(a)         Notwithstanding anything to the contrary contained in this Lease, Tenant shall not make any claim against Landlord for (i) any damage to, or loss of, any property of Tenant or any other person, (ii) business interruption or special, consequential, indirect or punitive damages, or (iii) any acts or omissions of any other tenants in the Building or on the Property. Tenant hereby waives all claims against Landlord with respect to the foregoing. The provisions of this Section 14.4(a) will survive the expiration or earlier termination of this Lease.

(b)        Notwithstanding anything to the contrary contained in this Lease, but except for the indemnification obligations of Tenant pursuant to Section 24.3, Landlord shall not make any claim against Tenant for (i) any damage to, or loss of, any property of Landlord or any other person, or (ii) special, consequential, indirect or punitive damages. Landlord hereby waives all claims against Tenant with respect to the foregoing. The provisions of this Section 14.4(b) will survive the expiration or earlier termination of this Lease.

ARTICLE 15
ESTOPPEL CERTIFICATES

15.1      Estoppel Certificates.  (a)  Upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute and deliver to Landlord a statement certifying to Landlord the following (or, if not accurate, stating information with respect to such inaccuracy) (i) the Commencement Date, (ii) the Expiration Date, (iii) the dates of any amendments or modifications to this Lease, (iv) that this Lease was properly executed and is in full force and effect without amendment or modification, or, alternatively, that this Lease and all amendments and modifications have been properly executed and are in full force and effect, (v) the current annual Basic Rent, the current monthly installments of Basic Rent and the date on which Tenant’s obligation to pay Basic Rent commenced, (vi) the current monthly installment of Additional Rent for Taxes and Landlord’s Operating Expenses, (vii) the date to which Basic Rent and Additional Rent have been paid, (viii) the amount of the security deposit, if any, (ix) if applicable, that all work to be done to the Premises by Landlord has been completed in accordance with this Lease and has been accepted by Tenant, except as specifically provided in the estoppel certificate, (x) that no installment of Basic Rent or Additional Rent has been paid more than thirty (30) days in advance, (xi) that Tenant is not in arrears in the payment of any Basic Rent or Additional Rent, (xii) that, to Tenant’s knowledge, neither party to this Lease is in default in the keeping, observance or performance of any covenant, agreement, provision or condition contained in this Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would result in a default by either party, except as specifically provided in the estoppel certificate, (xiii) that, to Tenant’s knowledge, Tenant has no existing defenses, offsets, liens, claims or credits against the Basic Rent or Additional Rent or against enforcement of this Lease by Landlord, except as specifically provided in the estoppel certificate, (xiv) that Tenant has not been granted any options or rights of first refusal to extend the Term, to lease additional space, to terminate this Lease before the Expiration Date or to purchase the Premises, (xv) that Tenant has not received any notice of violation of any Legal Requirement or Insurance Requirement relating to the Building or the Premises, (xvi) that Tenant has not assigned this Lease or sublet all or any portion of the Premises, (xvii) that no “hazardous substances” or “hazardous wastes” have been generated, manufactured, refined, transported, treated, stored, handled, disposed or spilled on or about the Premises, except as otherwise permitted in this Lease, and (xviii) such other matters as reasonably requested by Landlord. Tenant hereby acknowledges and agrees that such statement may also be relied upon by any mortgagee, or any prospective purchaser, tenant, subtenant, mortgagee or assignee of any mortgage, of the Property or any part thereof. Landlord agrees that it shall request an estoppel certificate from Tenant only in connection with a sale or financing affecting all or a portion of the Premises or if requested by the holder of an Underlying Encumbrance.

(b)        In connection with any proposed sale of Tenant’s business (or portion thereof) or the assignment of Lease or any sublease proposed by Tenant, upon not less than ten (10) days’ prior notice by Tenant, Landlord shall execute and deliver to Tenant a statement certifying (i) the Commencement Date, (ii) the Expiration Date, (iii) the dates of any amendments or modifications to this Lease, (iv) that this Lease is in full force and effect, (v) the current annual Basic Rent and the current monthly installments of Basic Rent, (vi) the current monthly installment of Additional Rent for Taxes, (vii) the date to which Basic Rent has been paid, (viii) if applicable, that all work to be done to the Premises by Landlord pursuant to Schedule D attached hereof has been completed in accordance with this Lease, except as specifically provided in the estoppel certificate, (ix) that no installment of Basic Rent has been paid more than thirty (30) days in advance, (x) that, to the best of Landlord’s knowledge, Tenant is not in default in the keeping, observance or performance of any covenant, agreement, provision or condition contained in this Lease except as specifically provided in the estoppel certificate, (xi) that except as specifically provided in this Lease, Tenant has not been granted any options or rights to extend the Term, to terminate this Lease before the Expiration Date or to purchase the Premises, (xii) that to the best of Landlord’s knowledge, Landlord has not received any notice of default from Tenant under the Lease that remains uncured (except as otherwise specifically stated in the estoppel certificate), and (xiii) that the undersigned is the owner of Landlord’s interest under the Lease. Landlord acknowledges and agrees that such statement may be relied upon by any prospective purchaser of Tenant’s business and any assignee of the Lease or subtenant of the Premises or any part thereof.

15.2      Tenant’s Failure to Execute Estoppel Certificate. If Landlord or Tenant fails or otherwise refuses to execute an estoppel certificate in accordance with Section 15.1 (the “Failing Party”), the other party shall have the right to deliver to the Failing Party a notice in accordance with the terms of this Lease stating that the Failing Party failed to timely deliver the estoppel certificate pursuant to Section 15.1, together with a fully completed estoppel certificate. If the Failing Party fails to deliver to Landlord an executed estoppel certificate satisfying the criteria set forth in Section 15.1 within five (5) days after the delivery of such notice, Tenant shall be deemed to be estopped from raising any claims which are contrary to the statements set forth in the estoppel certificate delivered by Landlord.

ARTICLE 16
ASSIGNMENT AND SUBLETTING

16.1     Prohibition. Except as otherwise expressly provided in this Article 16, Tenant shall not sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of any interest in this Lease or the Premises, by operation of law or otherwise, without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Any consent granted by Landlord in any instance will not be construed to constitute a consent with respect to any other instance or request. If the Premises or any part thereof are sublet, used, or occupied by anyone other than Tenant and an Event of Default occurs hereunder, or if this Lease is assigned by Tenant, Landlord will have the right to collect rent from the assignee, subtenant, user or occupant, but no such assignment, subletting, use, occupancy or collection will be deemed (i) a waiver of any of Landlord’s rights or Tenant’s obligations under this Article 16, (ii) the acceptance of such assignee, subtenant, user or occupant as tenant, or (iii) a release of Tenant from the performance of any its obligations under this Lease.

16.2       Tenant’s Notice. If Tenant desires to sublet the Premises or assign this Lease, Tenant shall submit to Landlord a written notice (“Tenant’s Notice”) setting forth in reasonable detail:

(a)          the name and address of the proposed subtenant or assignee;

(b)         the terms and conditions of the proposed subletting or assignment (including the proposed commencement date of the sublease or the effective date of the assignment, which must be at least thirty (30) days after Tenant’s Notice is delivered to Landlord), including a draft of the proposed sublease or assignment agreement;

(c)          the nature and character of the business of the proposed subtenant or assignee and the proposed use of the Premises;

(d)        banking, financial, and other credit information relating to the proposed subtenant or assignee in reasonably sufficient detail to enable Landlord to determine the proposed subtenant’s or assignee’s financial responsibility; and

(e)          in the case of a subletting, complete plans and specifications for any work to be done in the Premises to be sublet.

16.3        Landlord’s Response. Within ten (10) business days after Landlord’s receipt of Tenant’s Notice, Landlord shall notify Tenant whether Landlord (i) consents to the proposed sublet or assignment, (ii) does not consent to the proposed sublet or assignment, or (iii) elects to exercise its recapture right, as described in Section 16.5. Landlord will have the right to withhold its consent to the proposed sublease or assignment if (1) the proposed assignee’s or subtenant’s financial condition is not, in the reasonable judgment of Landlord, comparable to that of Tenant on the date this Lease was executed or as of the effective date of the assignment or sublease, whichever is greater, (2) the quantity or location of the space proposed to be sublet is inappropriate in the reasonable judgment of Landlord, (3) the proposed sublease or assignment would be to an existing tenant, subtenant or other occupant of the Building (or to any subsidiary or affiliate of the foregoing) who has toured space in the Building or with whom Landlord has exchanged correspondence regarding the leasing of space in the Building, (4) the proposed sublease or assignment would be to any prospective tenant (or to a subsidiary or affiliate thereof) with whom Landlord has negotiated for the leasing of space in the Building or any other building owned by Landlord or an affiliate of Landlord during the six (6) month period prior to Landlord’s receipt of Tenant’s Notice, (5) the business of the proposed subtenant or assignee or use of the Premises is not compatible with the type of occupancy of the Building, or such business or use will create increased use of the facilities of the Building, (6) the business of the proposed subtenant or assignee or use of the Premises, as determined by its North American Industry Classification System code, would make it subject to the provisions of ISRA, (7) the proposed sublease or assignment might adversely affect the quality or marketability of either the rentable area or the Building, or (8) the proposed subtenant or assignee will, in Landlord’s reasonable judgment, demean the character of the Building. As a condition to Landlord’s consent under this Section 16.3, Landlord shall have obtained the consent to such proposed subletting or assignment from the holder of any Underlying Encumbrance if Landlord is required to obtain such party’s consent to such subletting or assignment under the terms of any such Underlying Encumbrance. If Landlord does not respond within ten (10) business days after Landlord’s receipt of Tenant’s Notice, Landlord shall be deemed to have consented to the proposed sublet of the Premises or the proposed assignment of this Lease, as applicable.

16.4       Requirements. In addition to the foregoing requirements,

(a)          no assignment or sublease will be permitted if, at the effective date of such assignment or sublease, there exists a monetary default or a material non-monetary default for which notice of such default has been given to Tenant;

(b)        no assignment or sublease will be permitted unless Tenant agrees, at the time of the proposed assignment or sublease and in Tenant’s Notice, to pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of all Net Rental Proceeds;

(c)          Tenant shall not advertise in any publication, flyer or electronic communication any sublease or assignment at a rate that is below the then market rate being charged by Landlord for space of like availability and quantity in the Property; and

16.5       Recapture. If Tenant proposes to assign this Lease, or sublease all or substantially all of the Premises, then Landlord will have the right, exercisable by written notice (the “Recapture Notice”) to Tenant within twenty (20) days after receipt of Tenant’s Notice, to recapture the Premises and terminate this Lease. The Recapture Notice will cancel and terminate this Lease as of the date which is sixty (60) days after the date of the Recapture Notice, and Tenant shall surrender possession of the space as of such date.

16.6        Sublease Requirements. In addition to the foregoing requirements, each sublease must contain the following provisions:

(a)          The sublease must be subject and subordinate to all of the terms and conditions of this Lease.

(b)         At Landlord’s option, if this Lease terminates prior to the expiration of the sublease, the subtenant must make full and complete attornment to Landlord for the balance of the term of the sublease on the terms of the sublease agreement. Such attornment must be evidenced by an agreement in form and substance satisfactory to Landlord executed and delivered by subtenant within five (5) days after Landlord’s request therefor.

(c)          The term of the sublease must not extend beyond a date which is one day prior to the Expiration Date.

(d)        The subtenant will not be permitted to further sublet all or any portion of the subleased space or to assign its sublease without Landlord’s prior written consent.

(e)         The subtenant must waive the provisions of any law that gives the subtenant any right to terminate the sublease or to surrender possession of the subleased premises if Landlord brings any proceedings to terminate this Lease.

16.7       Permitted Transfers. Notwithstanding anything to the contrary contained in this Article 16, any sublease or assignment to a Tenant Affiliate or Successor Entity will not require Landlord’s consent and will not be subject to Sections 16.1 (first sentence only), 16.2(d), 16.3, 16.4(b), 16.5 and 16.16, but all other provisions of this Article 16 will apply to such sublease or assignment. Tenant shall furnish Landlord with a copy of such sublease or assignment within five (5) days after execution thereof. “Tenant Affiliate” means any corporation or other entity controlled by, under common control with or which controls the original Tenant named in this Lease or in which original Tenant named in this Lease, directly or indirectly, has a fifty percent (50%) or greater voting or ownership interest. “Successor Entity” means (i) a corporation or other business entity into which or with which Tenant, its successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations or other business entities provided that by operation of law or by effective provisions contained in instruments of merger or consolidation, the liabilities of the corporations or other business entities participating in such merger or consolidation are assumed by the corporation or other business entity surviving such merger or consolidation, or (ii) an individual, corporation or other business entity acquiring all or substantially all of the stock of Tenant, or all or substantially all of the assets of Tenant, and assuming the obligations of Tenant under this Lease, or (iii) any corporate successor or other business entity successor to a successor corporation becoming such by either of the methods described in subdivision (i) and (ii) above. If, as of the effective day of an assignment to a Successor Entity, the net worth of such Successor Entity or any guarantor of the obligations under this Lease is less than Tenant’s net worth as of the date of this Lease or as of the day immediately prior to the date of the deemed assignment, whichever is greater, and Landlord, in its reasonable discretion, determines that additional security is needed from the Successor Entity, then the Successor Entity shall post such security as Landlord reasonably requires in the form required pursuant to Article 28 hereof.

16.8       Events Constituting Assignment. Each of the following events will be deemed to be an assignment of this Lease and will require the prior written consent of Landlord in compliance with this Article 16 (including the delivery of a Tenant’s Notice):

(a)          any assignment or transfer of this Lease by operation of law;

(b)          any hypothecation, pledge, or collateral assignment of this Lease;

(c)          any involuntary assignment or transfer of this Lease in connection with bankruptcy, insolvency, receivership, or similar proceeding;

(d)          any assignment, transfer, disposition, sale or acquisition of a controlling interest in Tenant to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions; or

(e)          any issuance of an interest or interests in Tenant (whether stock, partnership interests, or otherwise) to any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, which results in such person, entity, or group holding a controlling interest in Tenant. For purposes of the immediately foregoing, a “controlling interest” of Tenant means 25% or more of the aggregate issued and outstanding equitable interests (whether stock, partnership interests, membership interests or otherwise) of Tenant or the ability to control the management of Tenant.

16.9        Assumption. It is a further condition to the effectiveness of any assignment otherwise complying with this Article 16 that the assignee execute, acknowledge, and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes all obligations of Tenant under this Lease and agrees that the provisions of this Article 16 will continue to be binding upon it with respect to all future assignments and deemed assignments of this Lease.

16.10      Tenant Remains Liable. Notwithstanding whether notice is given to Landlord or the consent or approval of Landlord is requested or obtained, no assignment of this Lease or any sublease of all or any portion of the Premises will release or discharge Tenant or any successor tenant thereto from any liability under this Lease and such party(ies) will continue to remain primarily liable under this Lease for the payment of all Basic Rent and Additional Rent and for the performance of all other obligations to be performed by Tenant under this Lease. Following an Event of a Default by any Tenant or a sublessee in the performance of any of the terms hereof, Landlord may proceed directly against Tenant and/or any successor tenant thereto without the necessity of commencing or exhausting any or all remedies against Tenant. In the event of an assignment of this Lease by Tenant, Tenant shall deliver to Landlord a separate and independent agreement in form reasonably satisfactory to both Landlord and Tenant which confirms that Tenant is unconditionally bound by the provisions of this Section 16.10 and expressly provides that the liabilities of Tenant under this Lease shall continue and remain in full force and effect as if this Lease has not been terminated notwithstanding that this Lease is (i) disaffirmed, rejected or terminated in, or by reason of, any proceeding of the types described in Sections 19.1(d), (e) or (f) of this Lease, or in any similar proceeding respecting the then Tenant under this Lease, or (ii) terminated by reason of an Event of Default.

16.11     Permits and Approvals. Tenant will be responsible for obtaining all required permits and approvals in connection with any assignment of this Lease or any subletting of the Premises. Tenant shall deliver copies of all such permits and approvals to Landlord prior to the commencement of any construction work, if construction work is to be done in connection with such sublease or assignment. Tenant shall, upon demand, reimburse Landlord for all reasonable, out-of-pocket attorneys’ fees and disbursements (not to exceed $2,000.00), incurred by Landlord in reviewing any proposed assignment of this Lease or any proposed sublease of the Premises.

16.12     Deadline for Consummation of Assignment or Sublease. If Landlord consents to any proposed assignment or sublease and Tenant fails to consummate such assignment or sublease within one hundred twenty (120) days after Landlord gives such consent, Tenant will be required to again comply with all of the provisions this Article 16 before assigning this Lease or subletting any part of the Premises. Within ten (10) days after the execution of any sublease or assignment, Tenant shall deliver to Landlord a fully-executed copy of such sublease or assignment.

16.13      No Liability. Under no circumstances will Landlord be liable to Tenant for any failure or refusal to grant its consent to any proposed assignment or sublease. Tenant shall not claim any money damages by way of setoff, counterclaim or defense, based on any claim that Landlord unreasonably withheld its consent to any proposed sublease or assignment. Tenant’s sole and exclusive remedy will be an action for specific performance, injunction or declaratory judgment.

16.14      Indemnification. If Landlord rejects any proposed assignment or sublease, Tenant shall defend, indemnify, and hold Landlord harmless from and against all liability, damages, costs, fees, expenses, penalties, and charges (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of any claims made by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

16.15    (a)           Bankruptcy. Notwithstanding anything to the contrary contained in this Lease, if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, all consideration payable in connection with such assignment shall be paid to Landlord and will be and remain the exclusive property of Landlord to the extent of any amount due and owing to Landlord as of the date of the assignment, and will not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. All consideration constituting Landlord’s property under the preceding sentence not paid to Landlord shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord.

(b)          Adequate Assurance. If Tenant proposes to assign this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, Tenant shall deliver to Landlord written notice of such proposed assignment setting forth (i) the name and address of such person or entity, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided by Tenant to assure such person’s or entity’s future performance under this Lease, including, without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code, or any such successor or substitute legislation or rule thereto, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant. For the purposes of clause (iii) above, “adequate assurance” means the deposit of cash security in an amount equal to the Basic Rent and Additional Rent payable under this Lease for the next succeeding twelve (12) months (which annual Additional Rent shall be reasonably estimated by Landlord). Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.

16.16     Landlord’s Right to Negotiate. After Landlord recaptures the Premises, Landlord will have the right to (i) negotiate directly with any proposed subtenant or assignee of Tenant, and (ii) enter into a direct lease with any proposed subtenant or assignee of Tenant for the Premises on such terms and conditions as are mutually acceptable to Landlord and the proposed subtenant or assignee.

ARTICLE 17
CASUALTY

17.1        Notice. If any part of the Premises is damaged, Tenant shall promptly notify Landlord in writing of such circumstance.

17.2        Premises Not Untenantable. If the Premises are damaged, but no portion thereof is rendered untenantable, and this Lease is not terminated pursuant to Sections 17.4, Landlord shall, at its own expense, cause the Restoration to be completed as soon as reasonably practicable and, provided such Restoration does not unreasonably interfere with Tenant’s operation of its business in the Premises, the Basic Rent and Additional Rent will not abate.

17.3       Premises Untenantable. If the Premises are damaged and rendered partially or wholly untenantable, and this Lease is not terminated pursuant to Section 17.4, Landlord shall, at its own expense, cause the Restoration to be completed as soon as reasonably practicable, and the Basic Rent and Additional Rent will be equitably abated.

17.4       Termination.

(a)          If the Premises are damaged and, in the judgment of an independent, third party engineer selected by Landlord and reasonably approved by Tenant (the “Independent Engineer”), Restoration cannot be completed within two hundred seventy (270) days from the date of such damage, or if the Premises are damaged and rendered untenantable during the final year of the Term, Landlord and Tenant will each have the right to terminate this Lease by delivering a written termination notice to the other party within sixty (60) days after the occurrence of such casualty (or, with respect to Tenant, within sixty (60) days after Landlord notifies Tenant that it will take more than two hundred seventy (270) days to complete Restoration). Notwithstanding the foregoing, if Landlord terminates this Lease as a result of a casualty in the final year of the Term, Tenant will have the right to nullify such termination by exercising its renewal rights pursuant to Section 31.1.

(b)       In addition to the termination rights set forth in Section 17.4(a) above, if Landlord does not Substantially Complete such Restoration by the later of the two hundred seventy (270) day period described above (as extended for an Excusable Delay not to exceed sixty (60) days) or, such longer period of time set forth in the Independent Engineer’s notice (as extended for an Excusable Delay not to exceed sixty (60) days), then Tenant shall also have the right to terminate this Lease at any time thereafter pursuant to the terms of this Section 17.4(b). Prior to Landlord’s Substantially Completion of the Restoration, but following the expiration of the time period set forth in the immediately preceding sentence, Tenant shall exercise its right to terminate this Lease pursuant to this Section 17.4(b) by delivering written notice of such termination to Landlord which notice shall be effective thirty (30) days after the giving of such notice if the Premises has not been restored by that date. If the Premises and the Building have been restored within said thirty (30) day period from the date the notice is given, this Lease shall continue in full force and effect.

(c)           If either Landlord or Tenant exercises its right to terminate this Lease pursuant to this Section 17.4, all Basic Rent and Additional Rent will be prorated as of the date of such casualty.

17.5       Restoration. If the Net Award payable to Landlord, or the Net Award that would be payable to Landlord if Landlord maintained the insurance required by this Lease, plus (in either case) the amount of the Landlord’s deductible, is not adequate to complete Restoration, Landlord will have the right to terminate this Lease by delivering a written termination notice to Tenant within ninety (90) days after the occurrence of such casualty.

17.6       Proration of Rent. If either Landlord or Tenant exercises its right to terminate this Lease pursuant to this Article 17, all Basic Rent and Additional Rent will be prorated as of the date of such casualty.

ARTICLE 18
CONDEMNATION

18.1        Taking. Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant becomes entitled by reason of any Taking of all or any part of the Premises, except that Tenant will be entitled to any award or payment for (a) the Taking of Tenant’s trade fixtures or personal property, (b) the Taking of any leasehold improvements in the Premises paid for by Tenant, and (c) relocation or moving expenses, provided the amount of the Net Award payable to Landlord with respect to the fee interest is not diminished. All amounts payable pursuant to any agreement with any condemning authority made in settlement of or under threat of any condemnation or other eminent domain proceeding will be deemed to be an award made in such proceeding. Tenant agrees that this Lease will control the rights of Landlord and Tenant with respect to any Net Award and any contrary provision of any present or future law is hereby waived.

18.2        Entire Premises. In the event of a Taking of the entire Premises, the Term will terminate as of the date when possession is taken by the condemning authority and all Basic Rent and Additional Rent will be prorated as of such date.

18.3        Portion of Premises. In the event of a Taking of thirty percent (30%) or more of the Premises, if Tenant determines in good faith that the Taking will have a permanent, material, adverse effect on Tenant’s operations at the Premises, Tenant may, at any time either prior to or within sixty (60) days after the date the condemning authority takes possession of the applicable portion of the Premises, elect to terminate this Lease by delivering a written termination notice to Landlord. If Tenant fails to exercise such termination option, or if such option does not apply to a Taking, (i) Landlord shall, subject to Section 18.4, cause Restoration to be completed as soon as reasonably practicable, but in no event later than ninety (90) days after the date the condemning authority takes possession of the applicable portion of the Premises (subject to an extension for Excusable Delays, not to exceed sixty (60) days), and (ii) the Basic Rent and Additional Rent payable will be equitably prorated during the time Landlord is performing any Restoration, based upon the rentable square footage of the Premises that is untenantable at such time; and thereafter based upon the rentable square footage of the Premises actually taken.

18.4        Restoration. If the Net Award is inadequate to complete Restoration, then Landlord may elect either to complete such Restoration or terminate this Lease by delivering a written termination notice to Tenant within sixty (60) days after the date the amount of the Net Award is ascertained. If Landlord terminates this Lease pursuant to this Section 18.4, all Basic Rent and Additional Rent will be apportioned as of the date the condemning authority takes possession of the Premises.

ARTICLE 19
EVENTS OF DEFAULT

19.1       Events of Default. Any of the following occurrences, conditions or acts are an “Event of Default” under this Lease:

(a)          Tenant fails to pay any Basic Rent, Additional Rent or other amount payable by Tenant hereunder when due, and such failure continues for five (5) days after written notice of such default is delivered to Tenant.

(b)          Tenant files a petition in bankruptcy pursuant to the Bankruptcy Code or under any similar federal or state law, or is adjudicated a bankrupt or becomes insolvent, or commits any act of bankruptcy as defined in any such law, or takes any action in furtherance of any of the foregoing.

(c)          A petition or answer is filed proposing the adjudication of Tenant as a bankrupt pursuant to the Bankruptcy Code or any similar federal or state law, and (i) Tenant consents to the filing thereof, or (ii) such petition or answer is not discharged within ninety (90) days after the filing thereof.

(d)          A receiver, trustee or liquidator (or other similar official) of Tenant or of all or substantially all of its business or assets or of the estate or interest of Tenant in the Premises is appointed and not be discharged within ninety (90) days thereafter or if Tenant consents to or acquiesces in such appointment.

(e)          The estate or interest of Tenant in the Premises is levied upon or attached in any proceeding and such process is not vacated or discharged within ninety (90) days after such levy or attachment.

(f)           Tenant uses or permits the use of the Premises for any purpose other than expressly specified in Section 8.1.

(g)          Tenant fails to discharge any Lien within the time period set forth in Article 12 and such failure continues for ten (10) days after Landlord delivers notice thereof to Tenant.

(h)          Tenant fails to maintain the insurance required by Article 14, or Tenant fails to deliver to Landlord the insurance certificates required by Article 14 within the time periods set forth in Section 14.1(c), and such failure to deliver the certificate continues for ten (10) days after Landlord delivers notice thereof to Tenant.

(i)           Tenant fails to deliver to Landlord the estoppel certificate required by Article 15 within the time period set forth therein, and such failure to deliver the certificate continues for two (2) days after Landlord delivers notice thereof to Tenant.

(j)           Tenant assigns this Lease or sublets all or any portion of the Premises without complying with all the provisions of Article 16, and such failure to deliver the certificate continues for ten (10) days after Landlord delivers notice thereof to Tenant.

(k)          Tenant fails to deliver to Landlord the subordination agreement required by Section 23.1 within the time period set forth therein, and such failure to deliver the certificate continues for two (2) days after Landlord delivers notice thereof to Tenant.

(l)           Tenant defaults in the observance or performance of any provision of this Lease other than those provisions contemplated by clauses (a) through (k) of this Section 19.1 and such default continues for thirty (30) days after Landlord gives notice to Tenant specifying such default and demanding that the same be cured, or within such longer period as may be necessary due to circumstances beyond Tenant’s control not to exceed ninety (90) days, as long as Tenant begins to cure such default within thirty (30) days and thereafter diligently prosecutes such cure to completion.

If the same default shall occur three (3) or more times in any consecutive twelve (12) month period, regardless if any such default is cured within the applicable notice and cure period, there shall be deemed to be an Event of Default as of the fourth (4th) occurrence of such default, and Landlord shall have the right to exercise any remedies it may have at law or in equity or under this Lease.

Notwithstanding anything contained in this Section 19.1 to the contrary, in the event of an Emergency, each provision of this Section 19.1 regarding the time period within which to correct a non-monetary default will be deemed to be “as soon as possible” with diligent, continuous prosecution of corrective action. “Emergency” means a condition or potential condition that requires immediate action to (i) preserve the safety of persons or property, or (ii) avoid or correct a violation of any Legal Requirement.

ARTICLE  20
CONDITIONAL LIMITATIONS, REMEDIES

20.1      Termination.  This Lease and the Term and estate hereby granted are subject to the limitation that, whenever an Event of Default has occurred and is continuing, Landlord will have the right, notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to terminate this Lease on a date specified in a written termination notice delivered to Tenant, which date must be at least five (5) days after the date Tenant receives such termination notice.  Upon the date specified in Landlord’s termination notice, this Lease and the estate hereby granted will terminate with the same force and effect as if the date specified in Landlord’s notice was the Expiration Date.

20.2       Remedies.  (a)  Upon any termination of this Lease pursuant to this Article 20, or as required or permitted by law, Tenant shall immediately quit and surrender the Premises to Landlord, and Landlord may, enter upon, re-enter, possess and repossess the same, but only through summary proceedings if Tenant remains in possession of the Premises, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court will be entitled to possession or to remain in possession of the Premises but shall immediately quit and surrender the Premises.

(b)          If Landlord terminates this Lease pursuant to this Article 20, Tenant will remain liable for (i) the sum of (x) all Basic Rent, Additional Rent and other amounts payable by Tenant hereunder until the date this Lease would have expired had such termination not occurred, and (y) all reasonable expenses incurred by Landlord in re-entering the Premises, repossessing the same, making good any default of Tenant, painting, altering or dividing the Premises, putting the same in proper repair, reletting the same (including any and all reasonable attorneys’ fees and disbursements and reasonable brokerage fees incurred in so doing), removing and storing any property left in the Premises following such termination; less (ii) the net proceeds of any reletting actually received by Landlord. To the extent Landlord incurs any expenses in connection with re-letting the Premises (collectively, “Re-letting Costs”), all such costs shall be amortized over the term or terms of the new lease or leases, and only the portion of such Re-letting Costs applicable to that portion of the term or terms of the new lease or leases which “overlaps” with the period of time otherwise constituting the remainder of the Term, as such Term may be extended pursuant to Article 31 of this Lease, shall be chargeable to Tenant as damages hereunder (for example, if two (2) years remain on the Term when Landlord terminates the Lease, and Landlord re-lets the Premises for a term of ten (10) years, then Tenant shall only be responsible for 2/10ths of the Re-letting Costs. Tenant agrees to pay to Landlord the difference between items (i) and (ii) above with respect to each month during the period that would have constituted the balance of the Term, at the end of such month. Any suit brought by Landlord to enforce collection of such difference for any one month will not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. Tenant’s liability under this Section 20.2(b) will survive the institution of summary proceedings and the issuance of any warrant thereunder.

(c)          If Landlord terminates this Lease pursuant to Article 20, Landlord will have the right, to require Tenant to pay to Landlord, on demand, as liquidated and agreed final damages in lieu of Tenant’s liability under Section 20.2(b), an amount equal to the difference (discounted to the date of such demand at an annual rate of interest equal to the then-current yield on actively traded United States Treasury bills or United States Treasury notes having a maturity substantially comparable to the remaining term of this Lease as of the date of such termination, as published in the Federal Reserve Statistical Release for the week before the date of such termination) between (i) the Basic Rent and Additional Rent, computed on the basis of the then current annual rate of Basic Rent and Additional Rent and all fixed and determinable increases in Basic Rent, which would have been payable from the date of such demand to the date when this Lease would have expired if it had not been terminated, and (ii) the then fair rental value of the Premises for the same period less the costs of reletting expenses, including the cost to paint, alter or divide the space, put the same in proper repair, reasonable attorneys’ fees and disbursements, reasonable brokerage fees. Upon payment of such liquidated and agreed final damages, Tenant will be released from all further liability under this Lease with respect to the period after the date of such demand, except for those obligations that expressly survive the termination of this Lease. If, after the Event of Default giving rise to the termination of this Lease, but before presentation of proof of such liquidated damages, the Premises, or any part thereof, are relet by Landlord for a term of one year or more, the amount of rent reserved upon such reletting will be deemed to be the fair rental value for the part of the Premises relet during the term of such reletting.

20.3        Liquidated Damages. Nothing herein contained will limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount is greater or less than the excess referred to above. Notwithstanding anything to the contrary in this Lease, but except as Set forth in Section 24.3, under no circumstances shall Tenant be liable for consequential or speculative damages. In the case of an Event of Default, Landlord will use commercially reasonable efforts to re-let the Premises and otherwise mitigate its damages.

20.4        Indemnity Survives. Nothing herein will be deemed to affect Landlord’s indemnification rights under Section 14.3.

20.5        Attorneys’ Fees. If either party brings an action or other proceeding to enforce or interpret any of the terms of this Lease, the non-prevailing party shall pay the reasonable attorneys’ fees and costs incurred by the prevailing party in such action or proceeding.

20.6        Landlord’s Cure Rights. If Tenant is in default of any of its obligations under this Lease, Landlord may, without waiving such default, perform such obligations for the account and at the expense of Tenant (a) immediately and without notice in the case of an Emergency or with respect to the imposition of any Lien against all or any portion of the Premises, and (b) in any other case, if such default continues after thirty (30) days from the date Landlord delivers a written notice to Tenant stating Landlord’s intention to perform such obligation for the account and at the expense of Tenant. Upon Landlord’s demand, Tenant shall pay to Landlord all reasonable, out of pocket costs and expenses incurred by Landlord in performing any obligations of Tenant under this Lease.

20.7        Remedies Not Exclusive; No Waiver. Except as otherwise provided in this Article 20, no remedy or election hereunder will be deemed exclusive but will, wherever possible, be cumulative with all other remedies herein provided or permitted at law or in equity. No provision of this Lease will be deemed to have been waived by Landlord or Tenant unless a written waiver from Landlord or Tenant has first been obtained and, without limiting the generality of the foregoing, no acceptance of Basic Rent or Additional Rent subsequent to any default and no condoning, excusing or overlooking by Landlord or Tenant on previous occasions of any default or any earlier written waiver will be taken to operate as a waiver by Landlord or Tenant or in any way defeat or otherwise affect the rights and remedies of Landlord or Tenant hereunder.

ARTICLE 21
ACCESS; RESERVATION OF EASEMENTS

21.1        Landlord’s Access.  (a)  Landlord and Landlord’s agents and representatives and parties designated by Landlord as having an interest in the Property will have the right, at all reasonable hours, and in the presence of a representative of Tenant, to enter the Premises to: (1) examine the Premises; (2) make repairs and alterations that, in Landlord’s reasonable judgment, are necessary for the safety and preservation of the Premises and the Building; (3) erect, maintain, repair or replace wires, cables, ducts, pipes, conduits, vents or plumbing equipment; (4) show the Premises to prospective new tenants during the last eighteen (18) months of the Term; and (5) show the Premises to any mortgagees or prospective purchasers of the Premises. Landlord shall give Tenant one (1) business days prior written notice before entering the Premises for any reason (except in the event of an Emergency when no prior notice is required to be given as provided herein). Upon Tenant’s request, Landlord or its agents shall be accompanied by a representative of Tenant. Notwithstanding anything contained herein, Landlord shall not be permitted to enter any portion(s) of the Premises if Legal Requirements prohibit Landlord’s access to such portion of the Premises due to confidentiality restrictions. Landlord agrees that its employees, representatives or agents shall not enter any “Tissue Recovery Area” or other sterile areas within the Premises without wearing protective garments as issued by or approved by Tenant.

(b)          Landlord will have the right, at any time, to (1) change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or any other public parts of the Building; (2) make repairs, alterations or improvements to any portion of the Building; (3) designate portions of the Building and the Property as Common Areas and change such designations from time to time in Landlord’s sole discretion, (4) change the name and/or number of the Building; and (5) change lawns, sidewalks, driveways, parking areas and/or streets adjacent to or around the Building.

21.2        Emergency Access. Landlord may enter upon the Premises at any time in case of emergency without prior notice to Tenant but in such case Landlord will provide Tenant with notice of such entry as soon as possible thereafter.

21.3        No Liability. Landlord, in exercising any of its rights under this Article 21, will not be deemed guilty of an eviction, partial eviction, constructive eviction or disturbance of Tenant’s use or possession of the Premises and will not be liable to Tenant for same.

21.4        Minimum Inconvenience. All work performed by Landlord in the Premises pursuant to this Article 21 shall be performed with as little inconvenience to Tenant’s business as is reasonably possible.

21.5        Locks. Tenant shall not change any locks or install any additional locks on doors entering the Premises without immediately giving to Landlord a key to such lock. If, in an emergency, Landlord is unable to gain entry to the Premises by the unlocking the entry doors thereto, Landlord will have the right to forcibly enter the Premises and, in such event, Landlord will have no liability to Tenant for any damage caused thereby, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees, representatives or agents.

21.6        Reservation of Rights. Landlord reserves the right to make changes, alterations, additions (including separate structures), improvements, repairs and replacements to (i) those portions of the Premises that Landlord is obligated to maintain and repair pursuant to Section 7.2, (ii) the Building and the Property, and (iii) fixtures and equipment in the Building, in each case as Landlord reasonably deems necessary; provided, however, that Landlord shall not unreasonably obstruct access to the Premises or unreasonably interfere with Tenant’s use of the Premises. Nothing contained in this Article 21 will be deemed to relieve Tenant of any obligation to make any repair, replacement or improvement or comply with any applicable Legal Requirements.

ARTICLE 22
ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated will be deemed to be other than on account of the earliest stipulated rent. No endorsement or statement on any check or any letter accompanying any payment of rent will be deemed an accord and satisfaction and Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

ARTICLE 23
SUBORDINATION

23.1       Subordination. This Lease and the term and estate hereby granted are subject and subordinate to the lien of each mortgage which now or at any time hereafter affects all or any portion of the Premises or Landlord’s interest therein and to all ground or master leases which now or at any time hereafter affect all or any portion of the Property (any such mortgage, ground lease or master lease being referred to herein as an “Underlying Encumbrance”). The subordination of this Lease and the term and estate hereby granted to an Underlying Encumbrance will be self-operative and no further instrument will be required to effect any such subordination; provided, however, that, upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord any and all reasonable instruments that may be necessary or proper to effect such subordination or to confirm or evidence the same. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from its current Lender on such Lender’s standard form of subordination, non-disturbance and attornment agreement.

23.2       Conveyance by Landlord. If all or any portion of Landlord’s estate in the Property is sold or conveyed to any person, firm or corporation upon the exercise of any remedy provided in any mortgage or by law or equity, such person, firm or corporation (a) will not be liable for any act or omission of Landlord under this Lease occurring prior to such sale or conveyance, (b) will not be subject to any offset, defense or counterclaim accruing prior to such sale or conveyance, (c) will not be bound by any payment prior to such sale or conveyance of Basic Rent, Additional Rent or other payments for more than one month in advance (except for any unapplied security deposit), and (d) will be liable for the keeping, observance and performance of the other covenants, agreements, terms, provisions and conditions to be kept, observed and performed by Landlord under this Lease only during the period such person, firm or corporation holds such interest.

23.3        Cure Rights. In the event of a casualty or an act or omission by Landlord that gives Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right or make any such claim until (i) Tenant has delivered written notice of such casualty, act or omission to the holder of each Underlying Encumbrance, and (ii) the holder of each Underlying Encumbrance has had a reasonable opportunity to, with reasonable diligence, remedy such casualty act or omission. Landlord shall provide Tenant with the name and current address of the holder of each Underlying Encumbrance.

ARTICLE 24
TENANT’S REMOVAL

24.1        Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean in the condition required to be maintained under Article 7. Any personal property remaining in the Premises after the expiration or earlier termination of this Lease will be deemed to have been abandoned by Tenant and Landlord will have the right to retain such property as its own or dispose of such property at Tenant’s sole cost and expense.

24.2        Landlord’s Early Entry. If, at any time during the last six (6) months of the Term, Tenant is not occupying any part of the Premises in connection with the conduct of its business, Landlord may elect, at its option, to enter such part of the Premises to alter and/or redecorate the same. Tenant hereby irrevocably grants to Landlord a license to enter such part of the Premises to perform such alterations and/or redecorations. Landlord’s exercise of its rights under this Section 24.2 will not relieve Tenant from any of its obligation under this Lease.

24.3        Holding Over. If Tenant, or any assignee or subtenant of Tenant, holds over possession of the Premises beyond the expiration or earlier termination of this Lease, such holding over will not be deemed to extend the Term or renew this Lease but such holding over will continue upon the terms, covenants and conditions of this Lease except that the charge for use and occupancy of the Premises for each calendar month or portion thereof that Tenant or such assignee or subtenant holds over will be a liquidated sum equal to one and one-half (11/2) times the Basic Rent and Additional Rent payable for the month immediately preceding the expiration or earlier termination of this Lease for the first six (6) months of such holding over, and thereafter, two (2) times the Basic Rent and Additional Rent payable for the month immediately preceding the expiration or earlier termination of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant or any assignee or subtenant of Tenant to timely surrender possession of the Premises will exceed the amount of the monthly Basic Rent and Additional Rent and will be impossible to accurately measure. If the Premises are not surrendered upon the expiration or earlier termination of this Lease, Tenant shall indemnify, defend and hold harmless Landlord against any and all losses and liabilities resulting therefrom, including, without limitation, any claims made by any succeeding tenant founded upon such delay. Nothing contained in this Lease will be construed as a consent by Landlord to the occupancy or possession of the Premises beyond the expiration or earlier termination of this Lease. Tenant shall, at its sole cost and expense, take all actions required to remove any assignee or subtenant of Tenant, or other party claiming rights to the Premises under or through Tenant upon the expiration or earlier termination of the Term. The provisions of this Article 24 will survive the expiration or earlier termination of this Lease.

ARTICLE 25
BROKERS

25.1        Indemnity. Tenant represents to Landlord that Tenant has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Lease other than the Broker. Tenant shall indemnify and hold harmless Landlord from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Tenant in connection with this Lease. Landlord represents to Tenant that Landlord has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Lease other than the Broker. Landlord shall indemnify and hold harmless Tenant from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Landlord in connection with this Lease and for the failure of Landlord to pay the Broker a commission pursuant to the terms of the separate agreement between Landlord and the Broker with respect to this Lease. The provisions of this Article 25 will survive the expiration or sooner termination of this Lease.

25.2       Separate Agreement. Landlord represents and warrants that Landlord will pay the Broker’s commissions pursuant to a separate agreement.

ARTICLE 26
NOTICES

Every notice or other communication required or contemplated by this Lease shall be in writing and sent by: (i) certified or registered mail, postage prepaid, return receipt requested, or (ii) nationally recognized overnight courier, such as Federal Express or UPS, in each case addressed to the intended recipient at the address set forth in the Basic Lease Provisions or at such other address as the intended recipient previously designated by written notice to the other party. Notwithstanding the foregoing, all invoices, statements and Building Communications may be served by ordinary mail or otherwise delivered to Tenant or left at the Premises. “Building Communications” means any notice relating to the operation or maintenance of the Building that is given to substantially all of the tenants of the Building, including, without limitation amendments to the Building Rules and Regulations. Any notice delivered by the attorney for Landlord or Tenant shall be deemed to be delivered by Tenant or Landlord, as the case may be.

ARTICLE 27
NONRECOURSE

Tenant will have no recourse against any individual or entity comprising Landlord, including, without limitation, the members, partners, directors, trustees, and officers of Landlord, in connection with the occupancy and/or use of the Premises by Tenant and Tenant’s Visitors; rather, Tenant agrees to look solely to Landlord’s interest and estate in the Building for the satisfaction of Tenant’s remedies arising out of or related to this Lease.

ARTICLE 28
SECURITY DEPOSIT

28.1       (a)           Security. Tenant shall deposit with Landlord unconditional “evergreen” letters of credit in substantially the form set forth in Schedule F attached hereto from a recognized commercial banking institution located in the State of New Jersey or the City of New York and having a net worth of at least $500,000,000.00 as follows: in the amount of $1,500,000.00 concurrently with the execution of this Lease; and in the amount of $1,225,000.00 within ten (10) business days after the execution of this Lease. The letters of credit (or renewals thereof) shall not expire earlier than the date that is sixty (60) days after the Expiration Date, provided, that, if Tenant is unable to obtain a letter of credit expiring as of such date, (i) such letter of credit with the “evergreen” renewals shall have a term of at least three (3) years, and (ii) Tenant shall deliver to Landlord a new letter of credit satisfying the provisions of this Section (a) at least sixty (60) days prior to the final expiration date of the expiring letter of credit and, if Tenant fails to timely provide Landlord with such replacement letter of credit, Landlord will have the right to cash the letters of credit and retain the proceeds as security hereunder. The letters of credit will be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease. The letters of credit must be payable upon sight draft, together with a certification from Landlord that Tenant is in default under this Lease beyond any applicable notice and grace period. If (i) any Basic Rent, Additional Rent or other sum payable by Tenant to Landlord is not paid when due beyond any applicable notice and grace period, or (ii) Landlord makes any payments on behalf of Tenant after the expiration of any applicable notice and grace period, or (iii) Tenant fails to perform any of its obligations under this Lease beyond any applicable notice and grace period, then, in each case, Landlord will have the right, without prejudice to any other remedy Landlord may have, to draw down such letters of credit to compensate or reimburse Landlord, as the case may be, toward the payment of Basic Rent, Additional Rent or other such sum payable hereunder, or other loss or damage sustained by Landlord on account of Tenant’s default. The Security will not be deemed to be (x) a limitation on Landlord’s damages or other rights and remedies available under this Lease or at law or equity, (y) a payment of liquidated damages, or (z) an advance of the Basic Rent or Additional Rent. If Landlord uses, applies, or retains all or any portion of the Security, Tenant shall immediately restore the Security to its original amount. If the letters of credit require renewal, Tenant shall furnish to Landlord evidence of such renewal at least thirty (30) days prior to the expiration date of the letters of credit. If Tenant fails to timely provide Landlord with such evidence of renewal, Landlord will have the right to cash the letters of credit and to retain the proceeds as security hereunder. Landlord will not be required to keep any cash security separate from its own funds. Landlord will have no fiduciary responsibilities or trust obligations with regard to any cash security and will not be obligated to pay Tenant any interest on any cash security. Tenant shall not assign, pledge, hypothecate, mortgage or otherwise encumber the Security. Provided that Tenant is not in default of any monetary obligations or any other material obligations hereunder, then, on the three (3) year anniversary of Tenant’s commencement of the payment of Basic Rent, and continuing on each anniversary thereafter, Tenant shall be entitled to a ten percent (10%) reduction in the amount of the Security, until such time that the Security is an amount equal to three (3) months of the then escalated Basic Rent. If Tenant is entitled to the reductions in the Security as set forth in the immediately preceding sentence, Tenant shall deliver to Landlord either (i) an amendment to the existing letters of credit evidencing such reduced amount, or (ii) new letters of credit complying with the provisions of this Article 28 in such reduced amount to replace the letters of credit then being held by Landlord. Upon receipt of any such new letters of credit, Landlord shall return the letters of credit then being held by Landlord to Tenant. All terms applicable to the Security under this Article 28 shall otherwise apply.

(b)          If at any time during the Term (as the same may be extended) Landlord determines that the financial condition of the issuer of a then current letter of credit is such that Landlord’s ability to draw upon such letter of credit is, or in the future may be, impaired, restricted, refused or otherwise adversely affected, Tenant shall, within ten (10) business days of Landlord’s written request to Tenant, obtain a replacement letter of credit in substitution for such letter of credit in the form and amount required herein from an issuer acceptable to Landlord in Landlord’s reasonable discretion. If Tenant fails to timely provide Landlord with such replacement letter of credit, Landlord will have the right to cash the letters of credit and to retain the proceeds as security hereunder. In addition, if at any time during the Term (as the same may be extended) a receiver is appointed for any issuer of a letter of credit held by Landlord hereunder, Landlord will have the right to cash such letter of credit and to retain the proceeds as security hereunder.

28.2        Increase in Security. If Tenant is in default under this Lease more than two (2) times during any twelve (12) month period, irrespective of whether such default is cured, then, without limiting Landlord’s other rights and remedies provided for in this Lease or at law or equity, the Security will automatically be increased to an amount equal to the greater of: (i) one hundred fifty percent (150%) of the original Security, and (ii) three (3) months then current Basic Rent. Tenant shall pay the amount of such increase in the Security to Landlord upon demand.

28.3        Return of Security. So long as Tenant is not in default in the performance of any of its obligations under this Lease beyond any applicable notice and grace period, any part of the Security not used, applied, or retained by Landlord shall be returned, without interest, to Tenant within thirty (30) days after the expiration or earlier termination of the Term, subject to Tenant’s surrender of the Premises in the condition required by the terms of this Lease. Notwithstanding the foregoing, if Landlord, in its sole discretion, has sufficient evidence that the Security has been assigned to an assignee of this Lease, Landlord shall return the Security to such assignee and, upon such return, will be released from all liability with respect to the Security.

28.4       Bankruptcy. In the event of bankruptcy or other debtor-creditor proceeding against Tenant, the Security will be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to filing of such proceedings.

28.5        Transfer of Security. In the event of any transfer of title to the Property or the Building or any assignment of Landlord’s interest under this Lease, Landlord will have the right to transfer the Security to such transferee, provided that Landlord gives Tenant the name and address of such transferee. Following any such transfer of the Security, and the transferee’s assumptions of Landlord’s obligations under this Lease arising from and after the date of the transfer, Landlord will be automatically released from all liability for the return of the Security. If the Security is transferred as provided above, Tenant, at no cost and expense to Tenant, agrees to take such action as is reasonably necessary to have the letters of credit reissued in favor of the transferee. The provisions of this Section 28.5 will apply to every transfer of the Security to a new transferee.

ARTICLE 29
MISCELLANEOUS

29.1        Miscellaneous. This Lease may not be amended except by an instrument in writing signed on behalf of both parties. If any provision of this Lease is held unenforceable by a court of competent jurisdiction, all other provisions of this Lease will remain effective. If any provision of this Lease is held unenforceable only in part or degree, it will remain effective to the extent not held unenforceable. This Lease will bind and benefit both parties’ permitted successors and assigns. The table of contents and the article and section headings contained in this Lease are for convenience of reference only and will not limit or otherwise affect the meaning of any provision of this Lease. This Lease may be executed in counterparts, each of which is an original and all of which together constitute one and the same instrument.

29.2        No Surrender. No act or thing done by Landlord or Landlord’s agents during the Term will be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender will be valid unless in writing and signed by Landlord. No employee of Landlord or Landlord’s agents will have any authority to accept the keys to the Premises prior to the Expiration Date and the delivery of keys to any employee of Landlord or Landlord’s agents will not operate as an acceptance of a termination of this Lease or an acceptance of a surrender of the Premises.

29.3        Statements and Bills. Landlord’s failure to prepare and deliver to Tenant any statement, notice or bill will in no way cause Landlord to forfeit or surrender its rights to collect any amounts due and owing to Landlord. Notwithstanding anything contained herein, Tenant shall not be responsible for Tenant’s Proportionate Share of Taxes, Operating Expenses or any utility bills applicable to any Lease Year which are first billed to Tenant more than two (2) years after the expiration of the applicable Lease Year.

29.4        Intentionally Deleted.

29.5        Tenant’s Financials. Tenant shall keep proper books and records of account in accordance with generally accepted accounting principles consistently applied. Upon request from Landlord, not more than once per calendar year, Tenant shall deliver to Landlord a balance sheet and statement of income and expense for such year (which statement must separately set forth the expenses of the Premises) and such other information with respect to Tenant as Landlord may reasonably request. All financial statements must include a complete comparison with the figures for the preceding year and must be certified by (a) the chief financial officer of Tenant, or (b) if prepared by any accounting firm, by such accounting firm.

29.6        No Offer. The submission of this Lease to Tenant for examination does not constitute an offer to lease the Premises on the terms set forth herein. This Lease will become effective only upon the execution and delivery of this Lease by Landlord and Tenant.

29.7        Access. Subject to all applicable Legal Requirements and to Landlord’s rules and regulations, Tenant shall be permitted access to the Premises twenty-four (24) hours per day, seven (7) days per week via an electronic building, elevator and office key card system.

29.8        Rules and Regulations. Tenant, for itself and for Tenant’s Visitors, covenants to comply with the Rules and Regulations attached hereto as Schedule E. Landlord will have the right to amend the Rules and Regulations from time to time, and Tenant, on behalf of itself and Tenant’s Visitors, agrees to comply with such amendments after deliveries of copies thereof to Tenant. Tenant’s obligation to comply with such Rules and Regulations and any amendments thereto, is subject to the following: (i) such Rules and Regulations will not materially increase Tenant’s monetary obligations or materially increase Tenant’s non-monetary obligations, or decrease any of Tenant’s rights under this Lease, and (ii) compliance with such Rules and Regulations will not interfere with Tenant’s normal business operations, which business operations are routine as of the date of this Lease.

29.9        Authority. Tenant represents and warrants to Landlord: (i) the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Lease by Tenant have been duly and validly authorized by its general partners, to the extent required by its partnership agreement and applicable law, if Tenant is a partnership or, if Tenant is a limited liability company, by its manager, representative(s) or members to the extent required by its operating agreement and applicable law or, if Tenant is a corporation, by its board of directors, if necessary, and by its stockholders, if necessary, at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; (ii) no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to Tenant’s execution and delivery of this Lease; and (iii) the individual (or individuals) who executes and delivers this Lease on behalf of Tenant is authorized to do so.

29.10      Liability of Landlord. The Term “Landlord” as used in this Lease, so far as the covenants and agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner (or lessee, as applicable) or Mortgagee(s) in possession at the time in question of the landlord’s interest in this Lease. Landlord may sell its fee ownership or leasehold interest in the Building or the Property, and/or transfer or assign its rights under this Lease. In the event of any sale of such interest or transfer of such rights and upon the assumption, in writing, of the obligations of Landlord under this Lease by such assignee or transferee, Landlord herein named (and in case of any subsequent transfer, the then assignor) shall be automatically freed and relieved from and after the date of such transfer of all liability in respect of the performance of any of Landlord’s covenants and agreements thereafter accruing, and such transferee shall thereafter be automatically bound by all of such covenants and agreements, subject, however, to the terms of this Lease; it being intended that Landlord’s covenants and agreements shall be binding on Landlord, its successors and assigns, only during and in respect of their successive periods of such ownership).

29.11      Intentionally Deleted.

29.12      Drafting Ambiguity. The parties acknowledge that this Lease has been reviewed by respective counsel and all terms have been considered and negotiated independently. Consequently, any rule that ambiguities shall be interpreted against the drafter shall not apply and there shall be no presumption favoring one party or the other in the interpretation of this Lease. Furthermore, no prior draft of this Lease shall be used or considered in the interpretation of this Lease.

29.13      Flood Zone Disclosure. Pursuant to N.J.S.A. 46:8-50, Landlord is required to inform Tenant if the Premises and/or the Property is located in, or if in the future the Premises and/or the Property is determined to be located in, a flood zone or area. To Landlord’s knowledge as of the date hereof, the Premises and the Property are not located in a flood zone or area.

29.14      Signage. Tenant (but not any assignee of sublessee of the Tenant’s interest in this Lease) shall have (a) the exclusive right, as long as Tenant is in occupancy of no less than 75% of the Premises, to place its name or logo on either the roof of the Building or the façade of the Building facing Interstates 95 in the maximum dimension permitted by Legal Requirements in a location determined by Landlord (“Tenant’s Façade Signage”), and (b) the non-exclusive right to have a sign on the existing monument located at the main entrance drive, the size of which shall be proportionate to the amount of space in the Building leased by Tenant (“Tenant’s Monument Signage”, and together with Tenant’s Façade Signage, “Tenant’s Signage”) provided that, in each case, (i) the size, materials, design, and all other specifications of Tenant’s Signage will be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; (ii) the method of attaching Tenant’s Signage to the monument or the Building, as applicable, shall be subject to Landlords’ prior written consent, which shall not be unreasonably withheld, and (iii) Tenant’s Signage shall at all times comply with all applicable Legal Requirements. Tenant shall be responsible for all costs incurred in connection with the design, construction, installation, maintenance and repair, compliance with laws, and removal of Tenant’s Signage. Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Signage promptly following the expiration or earlier termination of this Lease and shall restore the monument or the area of the Building to the condition it was in immediately prior to the installation of Tenant’s Signage. Tenant shall bear all costs and expenses of any repairs to the monument or the Building made necessary by the installation, maintenance or removal of Tenant’s Signage. During the Term, Landlord shall be responsible, at Landlord’s sole cost and expense (which may be included in Landlord’s Operating Expenses to the extent permitted herein), for ensuring that there are no buildings or trees located on land owned by Landlord that obstructs the view of Tenant’s Signage from Interstate 95. Landlord, at Tenant’s sole cost and expense, shall use reasonable and diligent efforts to obtain all applicable governmental approvals for Tenant’s Façade Signage as soon as reasonably possible after Landlord receives all information from Tenant that Landlord needs to complete  any application from the applicable governmental authorities. In no event will Landlord be deemed to be in default of its obligations under this Lease, nor will Tenant have any termination rights or remedies if, after using commercially reasonable and diligent efforts, Landlord is unable to procure all necessary governmental approvals for Tenant’s Façade Signage.

29.15      Back-up Generator. Subject to compliance with Legal Requirements, Tenant shall have the right to install a back-up generator (or other emergency back-up equipment) for the exclusive use of Tenant (“Tenant’s Generator”) on the Property in such location as may be approved by Landlord in its sole and absolute discretion, in accordance with the provisions of this Section 29.15. Tenant shall furnish to Landlord detailed plans and specifications for Tenant’s Generator, the associated fuel tank (which shall be located above-ground) or other fuel supply source required for the operation of Tenant’s Generator (“Tenant’s Tank”) and all wires, lines, pipes, conduits and other apparatus in connection with Tenant’s Generator for Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Upon approval of such plans and specifications for Tenant’s Generator, Tenant, using Landlord’s contractor (whose fees shall be competitive), shall have the right to install Tenant’s Generator and Tenant’s Tank, at Tenant’s expense. Tenant shall comply with all Legal Requirements in connection with the installation, use and maintenance of Tenant’s Generator, Tenant’s Tank and all lines, wiring, pipes, conduits, other apparatus in connection therewith and Tenant shall keep the Premises, Building and Land free and clear from liens arising from or related to the installation, use, maintenance and repair thereof. Tenant shall be responsible for procuring whatever approvals, licenses or permits may be required for the installation, use and maintenance of Tenant’s Generator, Tenant’s Tank and all lines, wiring, pipes, conduits, other apparatus in connection therewith and the related support systems required for the installation and use of Tenant’s Generator and Tenant’s Tank and the related support systems or operation of any equipment served thereby. Landlord agrees that, at no cost to Landlord, it shall cooperate with Tenant in Tenant’s pursuit of any such approvals, licenses, or permits, which cooperation shall include executing any necessary owner’s consent forms. Upon termination or expiration of this Lease, Tenant shall, at Landlord’s sole option, remove Tenant’s Generator, Tenant’s Tank and all lines, wiring, pipes, conduits, other apparatus in connection therewith, in which event Tenant shall repair and restore the Property and Building to the condition that existing prior to such installation, reasonable wear and tear and events of casualty and condemnation excepted. Tenant’s Generator must at all times be independent of the Building’s electrical distribution system. Tenant shall supply its own emergency transfer switches in connecting Tenant’s Generator to its electrical system and shall not use the emergency switches existing in the Building. Tenant shall be responsible for all costs and expenses in connection with the use, operation and repair of Tenant’s Generator, including, without limitation, the cost of fuel necessary to operate Tenant’s Generator and all other utility costs in connection therewith. Tenant shall maintain and repair Tenant’s Generator in a first-class manner consistent with generators used by other first-class office buildings in the State of New Jersey.

29.16      Amenities. During the Term, Tenant shall have access to the Princeton Pike Corporate Center’s new outdoor amenities core including the beach volleyball court, Frisbee golf course, horseshoes, bocce and the putting green. In addition, within thirty (30) days of the Commencement Date, Landlord shall provide the following additional outdoor amenities: a barbeque area, a shaded area and a basketball court, if not prohibited by Legal Requirements.

29.17      Arbitration.  (a)  In any case in which this Lease expressly provides that a matter is to be determined by arbitration, such arbitration shall be conducted in Trenton, New Jersey in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the American Arbitration Association (the “AAA”) (or its successor then existing), except that the provisions of this Section 29.17 shall supersede any conflicting or inconsistent provisions of said rules. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined by a panel of up to three (3) arbitrators in accordance with this Section 29.17. Landlord and Tenant shall each appoint their own impartial arbitrator within ten (10) days after the giving of notice by either party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the appointed arbitrator shall select the second arbitrator, who shall be impartial, within five (5) days after such party’s failure to appoint. The arbitrators so appointed shall meet and shall, if possible, determine such matter within five (5) days after the second arbitrator is appointed and their determination shall be binding on the parties. If for any reason such two arbitrators fail to agree on such matter within such period of five (5) days, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within seven (7) days of such request, and both parties shall be bound by any appointment so made within such seven (7) day period. Within seven (7) days after the third arbitrator has been appointed, each of the first two arbitrators shall submit their respective determinations to the third arbitrator who must select one or the other of such determinations (whichever the third arbitrator believes to be correct or closest to a correct determination) within seven (7) days after the first two arbitrators shall have submitted their respective determinations to the third arbitrator, and the selection so made shall in all cases be binding upon the parties, and judgment upon such decision may be entered into any court having jurisdiction. In the event of the failure, refusal or inability of an arbitrator to act, a successor shall be appointed within ten (10) days as hereinbefore provided. The third arbitrator shall, within thirty (30) days, schedule a hearing where the parties and their advocates shall have the right to present evidence, call witnesses and experts and cross-examine the other party’s witnesses and experts. The third arbitrator shall then make a decision, which shall be binding upon both parties, within thirty (30) days of such hearing. Each party shall pay the fees and expenses of their respective arbitrator and the losing party shall pay the fees and expenses of the third arbitrator, if any, acting under this Section 29.17.

(b)          Each arbitrator shall subscribe and swear to an oath fairly and impartially to determine such dispute. Each arbitrator shall be experienced in the issue with which the arbitration is concerned and shall have been actively engaged in such field for a period of at least ten (10) years before the date for his or her appointment hereunder. Each arbitrator shall apply the laws of the State of New Jersey, without giving effect to any principles of conflicts of laws.

ARTICLE 30
USA PATRIOT ACT

Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

ARTICLE 31

EXTENSION OPTION

31.1        Extension Option. Subject to the terms and conditions of this Section 31.1, Landlord hereby grants to Tenant the right to extend the original Term for two (2) periods of five (5) years each (each an “Extension Period”). If Tenant desires to exercise an extension option, Tenant shall notify Landlord on or before the date which is twelve (12) months prior to the expiration of the original Term or first Extension Period, as applicable. If Tenant fails to timely notify Landlord of its election to extend this Lease, Tenant will be deemed to have waived its right to extend the term of this Lease, time being of the essence with respect to the exercise of any such extension option. If Tenant exercises the extension option, all of the terms and conditions of this Lease will apply to each Extension Period, except that (i) the Basic Rent for each year of the applicable Extension Period will be determined pursuant to Section 31.2, and (ii) the Base Period for the applicable Extension Period will be the calendar year in which the commencement of such Extension Period occurs. In connection with any extension of the Term, Landlord will not be obligated to do any work to the Premises and will not be obligated to contribute to the cost of any work done to the Premises by Tenant. Tenant’s right to exercise any extension option is expressly subject to the satisfaction of all of the following conditions on both the date Tenant exercises such extension option and the commencement date of the applicable Extension Period: (i) Tenant must not be in default of any monetary obligation or any material non-monetary obligation under this Lease; (ii) Tenant must be in occupancy of the entire Premises; and (iii) Tenant must not have sublet any part of the Premises. If all of the foregoing conditions are not satisfied on both the date Tenant exercises the applicable Extension Option and the commencement date of such Extension Period, any notice exercising the extension option will be automatically null and void.

31.2       (a)           Extension Period Rent. Tenant shall pay to Landlord, as Basic Rent during each Extension Period, the Fair Market Rental Value of the Premises.  “Fair Market  Rental Value” means the annual basic rent, as escalated for each year of the relevant Extension Period, for which, on the terms and conditions of this Lease, a landlord would renew a premises similar to the Premises in a class-A office building located in the Princeton submarket similar to the Building for a term equal to the applicable Extension Period. Notwithstanding the forgoing, in no event will the Fair Market Rental Value for the first year of an Extension Period be less than the Basic Rent plus the Additional Rent payable for the year immediately preceding the commencement of such Extension Period.

(b)          At least one hundred eighty (180) days prior to the expiration of the initial Term or first Extension Period, as applicable, Landlord and Tenant shall endeavor to mutually agree upon the Fair Market Rental Value. If the parties do not agree on the Fair Market Rental Value prior to ninety (90) days prior to the expiration of the initial Term or first Extension Period, as applicable, as evidenced by an amendment to this Lease executed by Landlord and Tenant, then, no later than seventy-five (75) days prior to the expiration of the initial Term or first Extension Period, as applicable, Landlord and Tenant shall deliver to each other Landlord’s or Tenant’s, as the case may be, determination of the Fair Market Rental Value. If the two determinations differ by less than five percent (5%), the Fair Market Rental Value will be the average of the two determinations. If Landlord’s and Tenant’s determinations of Fair Market Rental Value differ by five percent (5%) or more, the Fair Market Rental Value will be determined pursuant to Section 31.2(c).

(c)          If Landlord’s and Tenant’s determinations of Fair Market Rental Value differ by five percent (5%) or more, then, within ten (10) days after each party delivers to the other party such party’s determination of the Fair Market Rental Value, Landlord and Tenant shall each appoint one disinterested appraiser having the qualifications set forth herein. Each such appraiser must be a Member of the Appraisal Institute (MAI) and have at least ten (10) years of experience appraising multi-tenanted office buildings in central New Jersey as a MAI appraiser. If either Landlord or Tenant fails to appoint an appraiser within such ten (10) day period, the appraiser appointed by Landlord or Tenant, as the case may be, shall appoint an appraiser having the qualifications set forth herein. As promptly as possible, but in no event later than thirty (30) days after the appointment of both appraisers, the appraisers shall notify Landlord and Tenant in writing of their determination of the Fair Market Rental Value. The Fair Market Rental Value so selected by the two appraisers will constitute the Fair Market Rental Value for the relevant period, and will be binding upon Landlord and Tenant. If the two appraisers are unable to agree as to the Fair Market Rental Value, but their determinations differ by less than five percent (5%), the Fair Market Rental Value will be the average of the determinations of the two appraisers. If the two appraisers’ determinations differ by five percent (5%) or more, the two appraisers shall promptly agree upon and appoint a third appraiser having the qualifications set forth herein. The third appraiser shall, within thirty (30) days of appointment, determine which of the two initial appraisers determination of Fair Market Rental Value is the closest to the actual Fair Market Rental Value, taking into account the requirements of this Section 31.2, and shall notify Landlord and Tenant thereof. The Fair Market Rental Value selected by the third appraiser will constitute the Fair Market Rental Value for the relevant period, and will be binding upon Landlord and Tenant. Upon the determination of the Fair Market Rental Value, Landlord and Tenant shall promptly execute an instrument setting forth the amount of such Fair Market Rental Value.

(d)          If Tenant becomes obligated to pay Basic Rent for an Extension Period prior to the determination of Fair Market Rental Value pursuant to this Section 31.2, Tenant shall commence paying the Basic Rent in an amount equal to the monthly installment of Basic Rent for the month immediately prior to such Extension Period. Within five (5) days of the determination of Fair Market Rental Value, Tenant shall pay to Landlord the difference, if any, between the Basic Rent paid by Tenant pursuant to the foregoing sentence and the Fair Market Rental Value for such period. Each party shall pay the fees and expenses of the appraiser appointed by such party and one-half of the other expenses of any appraisal proceeding, including, if applicable, the fees and expenses of a third appraiser.

ARTICLE 32
RIGHT OF FIRST REFUSAL

32.1        Right of First Refusal.  (a)  If at any time Landlord receives from a prospective tenant a letter of intent or other letter containing an offer to lease any space in the Building (the “Right of First Refusal Space”) which Landlord intends to accept, Landlord agrees to deliver to Tenant a notice setting forth all of the terms upon which Landlord would lease such space to such prospective tenant (the “Right of First Refusal Offer Notice”) and an offer to Tenant to lease such space on such terms (the “Right of First Refusal Expansion Option”).

(b)          Tenant shall have the right to exercise the Right of First Refusal Expansion Option by delivering to Landlord a notice accepting the offer contained in the Offer Notice (the “Right of First Refusal Acceptance Notice”) within fifteen (15) business days after receipt of the Right of First Refusal Offer Notice, time being of the essence with the delivery of such notice. If Tenant fails to timely exercise the Right of First Refusal Expansion Option, Tenant shall be deemed to have waived its Right of First Refusal Expansion Option with respect to such Right of First Refusal Space. If Tenant shall timely deliver the Right of First Refusal Acceptance Notice, Landlord shall lease the Right of First Refusal Space to Tenant on the terms set forth in the Right of First Refusal Offer Notice, except that term for such Right of First Refusal Space shall be, at Tenant’s option, either (i) the term set forth in the Right of First Refusal Offer Notice, or (ii) co-terminus with the Term hereunder, provided that there are no less than five (5) years remaining in the Term.

(c)          Within thirty (30) days of the date of Tenant’s exercise of its right of first refusal to expand, Landlord and Tenant shall execute an amendment to this Lease to set forth (i) the amount of rentable square feet of space constituting the Premises after the addition of the Right of First Refusal Space; (ii) the location of the Right of First Refusal Space by amending Schedule A of this Lease; (iii) the amount of Basic Rent for the Premises as increased by the Right of First Refusal Space; and (iv) the adjustment to the Tenant’s Proportionate Share for determining Additional Rent. If Tenant fails to timely enter into such amendment to this Lease, Tenant shall be deemed to have waived its Right of First Refusal Expansion Option with respect to such Right of First Refusal Space.

(d)          Tenant’s right to exercise the Right of First Refusal Expansion Option is expressly subject to the satisfaction of all of the following conditions on both the date Tenant exercises the Right of First Refusal Expansion Option and the commencement date of the Term for the Right of First Refusal Expansion Space: (i) Tenant must not be in default of any monetary obligation or any material non-monetary obligation under this Lease for which notice of such default has been given to Tenant; (ii) Tenant must be in occupancy of the entire Premises; (iii) Tenant must not have sublet any part of the Premises, and (iv) there must be no less than five (5) years remaining in the Term. If all of the foregoing conditions are not satisfied on both the date Tenant exercises the Right of First Refusal Expansion Option and the commencement date of the Term for the Right of First Refusal Expansion Space, then any notice exercising the extension option will be automatically null and void.

(e)           Tenant shall be entitled to (i) a tenant improvement allowance, to be distributed in a manner consistent with the provisions of Schedule D, in an amount equal to the greater of (A) the product of: (1) $65.00 times, (2) the rentable square feet of the Right of First Refusal Space, times (3) a fraction, the numerator of which is the number of calendar months remaining in the Term as of the commencement of the Term with respect to the Right of First Refusal Space, and the denominator of which is the total number of calendar months in the Term (provided that this clause (A) shall only apply if the Basic Rent set forth in the Right of First Refusal Offer Notice is greater than or equal to the then escalated Basic Rent due hereunder), or (B) the product of: (1) tenant improvement allowance (on a per square foot basis) set forth in the Right of First Refusal Offer Notice, if any, times, (2) the rentable square feet of the Right of First Refusal Space; and (ii) a rent abatement concession with respect to the Right of First Refusal Space for a period of time equal to the greater of (A) six (6) months, times, a fraction, the numerator of which is the number of calendar months remaining in the Term as of the commencement of the Term with respect to the Right of First Refusal Space, and the denominator of which is the total number of calendar months in the Term (provided that this clause (A) shall only apply if the Basic Rent set forth in the Right of First Refusal Offer Notice is greater than or equal to the then escalated Basic Rent due hereunder), or (B) the number of calendar months in the rent abatement concession set forth in the Right of First Refusal Offer Notice, if any.

(f)           The provisions of this Article 32 are subject to the rights of any tenant (under a lease that is in effect as of the date this Lease is signed) in the Building to such space, including any tenant then occupying such Right of First Refusal Space and, if such tenant does not have any such rights, Landlord shall have the right to lease such Right of First Refusal Space to such tenant without complying with the provisions of this Section 32.

ARTICLE 33
EARLY TERMINATION OPTION

33.1        Early Termination Option.  (a)  Tenant shall have the one time right to terminate this Lease effective as of the twelve (12) year and six (6) month anniversary of the Commencement Date (the “Early Termination Date”) by delivering notice thereof to Landlord (the “Early Termination Notice”) no later than the eleven (11) year anniversary of the Commencement Date (time being of the essence with respect to the giving of such notice). Tenant’s right to terminate this Lease is contingent upon (a) timely delivery of the Early Termination Notice, (b) Tenant not being in default of any monetary obligation or any material non-monetary obligation under this Lease as of the date of the giving of the Early Termination Notice or as of the Early Termination Date for which notice of such default has been given to Tenant, and (c) Tenant delivering to Landlord, at the same time Tenant delivers to Landlord the Early Termination Notice, a payment in an amount equal to $3,600,000.00 (the “Early Termination Payment”). The failure of Tenant to timely give Landlord the Early Termination Notice and/or the Early Termination Payment shall render any Early Termination Notice delivered to Landlord null and void and this Lease shall continue in full force and effect pursuant to the terms hereof. If Tenant properly terminates the Lease pursuant to the provisions of this Article 33, the Lease shall expire at midnight on the Early Termination Date as if such date was the date set forth in the Lease as the Expiration Date.

(b)          Notwithstanding anything to the contrary contained herein, Tenant’s right to terminate this Lease pursuant to this Article 33 shall be waived and this Article 33 shall be null and void and of no further force or effect following the earlier to occur of (i) Tenant shall have, through one or more exercises of its Right of First Refusal Expansion Option set forth in Article 32, expanded the Premises leased hereunder by more than 7,500 square feet, in the aggregate, or (ii) Tenant shall have exercised its rights under Article 35.

ARTICLE 34
PURCHASE OPTION

34.1        Right of First Offer (Sale). Tenant shall have the absolute right to purchase the Property if, at any time during the term of this Lease, Landlord shall decide to sell the Property as single asset and not as part of a larger, “portfolio sale”. For purposes hereof, a “portfolio sale” shall mean the sale of two (2) or more assets. In such event, Landlord shall notify Tenant in writing of its decision to sell the Property and the terms upon which Landlord would consummate such sale (the “Offer Notice”). Tenant shall have twenty (20) days from the date of its receipt of the Offer Notice (the “Exclusive Period”) to accept Landlord’s offer to purchase the Property on the terms set forth in the Offer Notice, time being of the essence. If Tenant fails to notify Landlord that it accepts Landlord’s offer to purchase the Property in accordance with the terms set forth in the Offer Notice prior to the expiration of the Exclusive Period, then Tenant shall be deemed to have waived its rights under this Article 34 and Landlord may then sell the Property at such price and under such terms and conditions as Landlord may determine in its sole and absolute discretion without any obligation to once again offer the Property to Tenant. Landlord agrees that it shall not negotiate with any third party during the Exclusive Period. The provisions of this Article shall be of no further force and effect if Landlord sells the Property to a third party as a result of Tenant failing to exercise its rights under this Section.

ARTICLE 35
TERMINATION OPTION

35.1        Termination Due to Failure to Expand.

(a)           If, at any time during the Term, Tenant desires to expand the Premises by seventy-five thousand (75,000) rentable square feet for a total of one hundred fifty thousand (150,000) rentable square feet (as same may be reduced as described below), Tenant shall deliver written notice of such intention to Landlord. If Landlord is unable to accommodate Tenant’s requests to expand pursuant to Section 32.1 or otherwise after the five (5) year and six (6) month anniversary of the Commencement Date and within twelve (12) months of receipt of Tenant’s request, then Tenant shall have the right to terminate this Lease by delivering written notice of such termination to Landlord. If Landlord is not able to accommodate Tenant’s expansion needs within thirty (30) days after receipt of Tenant’s termination notice, then on such thirtieth (30th) day, this Lease shall terminate and be of no further force and effect, except for those obligations that survive such termination, as set forth in this Lease. If, however, Landlord accommodates Tenant’s expansion needs within such thirty (30) day period, then Tenant’s termination notice shall be null and void and this Lease shall continue in full force and effect.

(b)          Notwithstanding anything to the contrary in Section 35.1(a), the additional seventy-five thousand (75,000) rentable square feet referred to in Section 35.1(a) shall be reduced by the amount of the rentable square footage of the Right of First Refusal Space offered because Tenant will have either (i) exercised the Right of First Refusal Expansion Option satisfying its current expansion needs, or (ii) not exercised the Right of First Refusal Expansion Option permitting Landlord to lease up such space, in either event, reducing the inventory available for Landlord to accommodate Tenant’s space needs.

(c)          If Tenant terminates this Lease pursuant to the terms of Section 35.1(a) above, simultaneously with Tenant delivering to Landlord the termination notice referred to in Section 35.1(a), Tenant shall deliver to Landlord a payment in an amount equal to $7,500,000.00 less $650,000.00 for each twelve month period (as same shall be prorated for a partial twelve month period) from the date which is the six (6) year and six (6) month anniversary of Tenant’s commencement of the payment of Basic Rent. The failure of Tenant to timely give Landlord such payment shall render any termination notice delivered by Tenant pursuant to Section 35.1(a) null and void and this Lease shall continue in full force and effect pursuant to the terms hereof.

(d)          If Landlord is able to accommodate Tenant’s expansion needs pursuant to this Article 35: (i) the Basic Rent for the expansion space during the first year that such space is leased to Tenant shall be a “Fair Market Rental Value” determination as set forth in Section 31.2, with each successive year increasing by $0.50 per square foot, (ii) Tenant shall be entitled to a prorated share of the tenant improvement allowance and the rent abatement concession given in accordance with the original Premises (as opposed to the tenant improvement allowance and the rent abatement concession given in accordance with an exercise of the Right of First Refusal Options in Article 32), and (iii) the Term of the Lease with respect to such expansion space shall be greater of (1) seven (7) years and six (6) months, or (2) the remaining Term of the Lease, provided that if the remaining Term of the Lease is less than seven (7) years and six (6) months, then Tenant shall exercise any available Extension Periods so that the remaining Term of the Lease is equal to or greater than seven (7) years and six (6) months.

(e)          In no event shall Landlord have the obligation to accommodate Tenant’s expansion needs and Tenant shall not have the right to terminate this Lease pursuant to the provisions in Section 35.1(a), if during the Term (i) an Event of Default has occurred, or (ii) Landlord is able to accommodate Tenant’s expansion needs, but after using diligent and good faith efforts, Landlord and Tenant are unable to agree upon the terms of, and fail to execute, an amendment to this Lease, incorporating the additional space referred to in Section 35.1(a) into the Premises within thirty (30) days after Landlord delivers to Tenant a draft of the amendment incorporating the additional space into the Premises.

ARTICLE 36
GROW NJ INCENTIVE CONTINGENCY

36.1        Grow NJ Incentives Contingency Clause.

(a)          Landlord hereby acknowledges and agrees that Tenant is entering into this Lease on the express condition that it obtains from the New Jersey Economic Development Authority (“NJEDA”) a “Grow NJ” financial incentive grant in an amount that is acceptable to Tenant its sole discretion (“Incentive Award”).

(b)          Tenant agrees to apply for the Incentive Award promptly following the effective date of this Lease (if application has not been made prior thereto) and to thereafter use diligent efforts to pursue its application. In connection with the Incentive Award, Tenant shall keep Landlord informed as to the matters discussed at all meetings with the applicable governmental authorities and the contents of all correspondence Tenant receives from the applicable governmental agencies as soon as reasonably possible.

(c)          Upon the final and non-appealable approval of the Incentive Award by the NJEDA, this contingency shall be deemed satisfied for all purposes of this Lease. However, if Tenant is unable for any reason to obtain the final and non-appealable approval of the Incentive Award by the NJEDA Board on or before October 30, 2017 (“Contingency Deadline”), then, notwithstanding anything contained herein to the contrary, this Lease shall automatically terminate and the parties hereto shall thereafter be freed and relieved of all obligations hereunder except for the return of any security deposit due to Tenant. Notwithstanding the foregoing, Tenant shall have the right to extend the Contingency Deadline for an additional thirty-one (31) days by giving notice to Landlord not later than five (5) days prior to the expiration of the Contingency Deadline, provided that such notice shall include written confirmation from NJEDA that Tenant’s application is complete or substantially complete and is awaiting review and approval by NJEDA.

(d)          Landlord hereby also acknowledges and agrees that Tenant’s eligibility for and receipt of the Incentive Award is and will be expressly conditioned, by applicable law, and compliance by Landlord with the following requirements, and Landlord agrees to comply therewith, at its sole cost and expense:

(i)            with respect to any construction, alteration, refurbishment or renovation of the Premises by or on behalf of Landlord (as distinguished from ordinary maintenance and repair work) from and after the date hereof and continuing through the date which is approximately twenty four (24) months after Tenant has first received any portion of the Incentive Award (such “sunset date” to be memorialized by the parties promptly after such date is able to be determined), Landlord shall ensure the payment of prevailing wages to all construction workers [P.L. 2007, c. 245 (N.J.S.A. 34:1B-5.1)] and the adherence to affirmative action in the hiring of all construction workers [P.L. 1979, c. 303 (N.J.S.A. 34:1B-5.4)], by: (a) executing the NJEDA’s “Addendum to Construction Contract” (a copy of which is attached to this Lease as Schedule G), (b) attaching such Addendum to all construction contracts entered into by Landlord with respect to the Premises, and (c) causing its contractor(s) performing work to the Premises to in turn attach such Addendum to all construction contracts entered into with  subcontractors. Notwithstanding the foregoing, an exemption from NJEDA’s prevailing wage and affirmative action requirements is available if: (1) the Premises constitute less than 55% of the square footage of the Building, and (2) Landlord (not Tenant) is the party to the construction contract(s) pertaining to, and responsible for payment of, all construction work (i.e., both Finish Work and any Tenant’s Work), other than Tenant’s reimbursement obligations as set forth in Schedule D. Landlord hereby represents that the Premises constitute less than 55% of the square footage of the building, and that Landlord (not Tenant) will be the party to the construction contract(s) pertaining to, and responsible for, payment of all construction work (i.e., both Finish Work and any Tenant’s Work), other than Tenant’s reimbursement obligations as set forth in Schedule D. Landlord shall ensure that the foregoing representations remain true through the end of the aforementioned sunset date;

(ii)           with respect to the initial build-out/fit-up of the Premises by or on behalf of Landlord or Tenant, Landlord shall: (a) cooperate with Tenant and obtain on behalf of Tenant, no later than the end of schematic design and in all events prior to the commencement of any construction activity, approval by NJEDA of a green building design plan covering all construction, alteration, refurbishment or renovation of the Premises as more fully detailed in the NJEDA summary attached to this Lease as Schedule H; (b) adhere to the NJEDA-approved green building design plan in the course of performing any build-out/fit-up work; and (c) at the completion of such work, obtain and deliver to Tenant a licensed engineer’s certification that such work adhered to the NJEDA-approved green building design plan in all material respects;

(iii)          comply with all applicable Legal Requirements, including, but not limited to, the Conflicts of Interest Law as set forth in N.J.S.A. 52:13D-12 et seq. and the Americans with Disabilities Act of 1990, 42 U.S.A. Sec. 1201 et seq.

(e)          Landlord agrees to, in a timely manner so as not to impede, prejudice or delay Tenant’s eligibility for or receipt of any portion of the Incentive Award, submit such information and participate in such meetings or conference calls as shall be requested or required by NJEDA, Tenant or Tenant’s team of professionals to ensure or confirm compliance with the foregoing requirements including, without limitation, furnishing evidence of the expenses incurred in connection with the construction or renovation of the Premises and attending a required pre-construction meeting with the NJEDA’s affirmative action/prevailing wage compliance officer.

ARTICLE 37
ROOF RIGHTS

37.1        Roof Rights.

(a)          Landlord hereby grants to Tenant, commencing on the Commencement Date and ending on the expiration or other termination of this Lease, a license (the “Dish License”) to install, maintain and operate a satellite dish or antenna (the “Dish”) and all necessary related equipment on the roof of the Building subject to the following terms, conditions and limitations: (i) the location of the Dish shall be on the roof of the Building in a location reasonably approved by Landlord (the “Dish Area”); (ii) Landlord approves the size of the Dish; (iii) installation, operation, maintenance, repair, replacement and removal of the Dish and related equipment, and any attendant costs and expense, shall be the sole responsibility of Tenant and be subject to Landlord’s rules and regulations; (iv) Tenant shall obtain (and maintain throughout the Term) any approval required by any regulatory body having authority over the installation or operation of the Dish and upon Landlord’s request, shall deliver evidence of same to Landlord; (v) Tenant’s installation or operation of the Dish shall not materially interfere with the operation or any other transmission or receiving device at the Building, nor shall it materially interfere in any way with the Building’s engineering, window washing or other maintenance functions; (vi) any penetration of the roof shall be performed by contractors selected by Landlord and Tenant agrees to cooperate with Landlord’s roof warranty provider and/or its contractor(s) in order to maintain the integrity of the roof warranty for the Building; (vii) Tenant shall coordinate the installation activities with Landlord and shall neither bring equipment to the site, nor commence its installation within the Dish Area, without first giving Landlord reasonable notice of the date and time of the planned installation; (viii) the Dish shall must be properly secured and installed so as not to be affected by high winds or other elements and must be properly grounded; (ix) Tenant shall give Landlord reasonable prior notice of the necessity to access the Dish for service, except in the case of an emergency; (x) the weight of the Dish shall not exceed the load limits of the roof; (xi) in no event shall the Dish or any appurtenant wiring or cable interfere with or otherwise affect the electrical, mechanical, structural, life safety or other building systems of the Building; (xii) Tenant shall repair any damage to the roof caused by its installation, maintenance, operation or removal of the Dish in a manner prescribed by Landlord; (xiii) Tenant will, at all times in connection with the installation, use, operation and maintenance of the Dish, comply with all Legal Requirements, and (iv) Tenant shall maintain the Dish in a manner that is consistent with satellite dishes or antennas located on other Class A office buildings in County . In no event shall Tenant be charged a rental or fee for the use of the rooftop space for its first satellite dish and related equipment or for the use of the Building’s risers. Upon termination or expiration of this Lease, Tenant shall, at Landlord’s sole option, remove the Dishes and all lines, wiring, pipes, conduits, other apparatus in connection therewith, in which event Tenant shall repair and restore the Property and Building to the condition that existed prior to such installation.

(b)          The Dish shall be considered personal property and shall remain the property of Tenant. Landlord shall not be obligated or responsible for, and Tenant alone shall be responsible for, any damage, theft or vandalism of the Dish and for any and all expenses resulting from any such damage, theft or vandalism, except if (and only to the extent that) the same is caused by the willful act of Landlord or its employees or agents.

(c)          Landlord, at its sole expense, upon not less than sixty (60) days prior written notice to Tenant (the “Dish Relocation Notice”), may require Tenant to relocate the Dish Area to other space of comparable size on the roof of the Building provided such space is suitable for Tenant’s use. In the event of any such relocation, Landlord shall pay the reasonable expenses of moving Tenant’s Dish and appurtenant equipment to the new space. Use and occupancy by Tenant of the new space shall be under and pursuant to the same terms, conditions and provisions of this Section 37.1 and Tenant shall execute any and all amendments to this Lease as Landlord shall deem necessary to effectuate the provisions of this Paragraph.

(d)          If Landlord grants an exclusive right to maintain and/or manage rooftop communications equipment at the Building to a third party which is not a party to this agreement, then Landlord shall have the right to assign this Dish License to such third party.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

WITNESS:	LANDLORD

LENOX DRIVE OFFICE PARK LLC, a Delaware limited liability company

/s/ Tina S.	By:	/s/ Sam Morreck
Name: Sam Morreck
Title: Authorized Signatory

WITNESS:	TENANT

FACTOR SYSTEMS, INC., a Delaware corporation, doing business as “Billtrust”

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

WITNESS:	LANDLORD

LENOX DRIVE OFFICE PARK LLC, a Delaware limited liability company

By:
Name:
Title:

WITNESS:	TENANT

FACTOR SYSTEMS, INC., a Delaware corporation, doing business as “Billtrust”

/s/ John J. Jaculo	By:	/s/ Edward B. Jordan
Name:	Edward B. Jordan
Title:	CFO